UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 20, 2010

SMSA PALESTINE ACQUISITION CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-53343	26-2809270
(Commission File Number)	(IRS Employer Identification No.)

Shuinan Industrial Area, Songxi County, Fujian Province 353500, China
(Address of Principal Executive Offices)

(86) 0599-2335520
(Registrant's Telephone Number, Including Area Code)

Unit 30, Block 5, 17 Fang Cao Xi Yi Chengdu, Sichuan Province, China 610000
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance.  These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements.  These forward-looking statements are identified by, among other things, the words "anticipates", "believes", "estimates", "expects", "plans", "projects", "targets" and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  Except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Important factors that may cause actual results to differ from those projected include the risk factors specified below.

USE OF DEFINED TERMS

Except where the context otherwise requires and for the purposes of this report only:

•	"we," "us," "our company," "our" and "SMSA" refer to the combined business of SMSA Palestine Acquisition Corp. and/or its consolidated subsidiaries, as the case may be;

•	"Sino Oriental" refers to Sino Oriental Agriculture Group Limited, our direct, wholly-owned subsidiary, a BVI corporation;

•	"Misaky" refers to Misaky Industrial Limited, our indirect, wholly-owned subsidiary, a Hong Kong corporation;

•	"Fujian Yada" refers to Fujian Yada Group Co., Ltd, our indirect, wholly-owned subsidiary, a Chinese corporation;

•	“Yaxin” refers to Fujian Yaxin Food Co., Ltd., our indirect, wholly-owned subsidiary, a Chinese corporation;

•	“Shengda” refers to Fujian Shengda Import & Export Trading Co., Ltd., our indirect, wholly-owned subsidiary, a Chinese corporation;

•	“Xinda” refers to Fujian Xinda Food Co., Ltd. our indirect, wholly-owned subsidiary, a Chinese corporation;

•	"SEC" refers to the United States Securities and Exchange Commission;

•	"China," "Chinese" and "PRC," refer to the People's Republic of China, excluding Hong Kong, Macao and Taiwan;

•	"Renminbi" and "RMB" refer to the legal currency of China;

•	"U.S. dollars," "dollars" and "$" refer to the legal currency of the United States;

•	"Securities Act" refers to the United States Securities Act of 1933, as amended; and

•	"Exchange Act" refers to the United States Securities Exchange Act of 1934, as amended.

-i-

NAMING CONVENTION

In China it is customary to refer to a person's name with the family name first and the given name second.  We have followed this convention with respect to certain Chinese individuals named in this report, except in the notes to the financial statements.

 -ii-

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 20, 2010, we entered into a share cancellation agreement with Mr. Yang Yongjie (the "Share Cancellation Agreement") pursuant to which Mr. Yang agreed to surrender for cancellation 3,895,272 shares of our outstanding common stock previously issued to Mr. Yang pursuant to the terms of a Securities Purchase Agreement dated November 4, 2009.

On August 20, 2010, we entered into an exchange agreement with Sino Oriental, Cai Yangbo, the majority shareholder of Sino Oriental (the "Majority Shareholder") and the other shareholders of Sino Oriental (the "Exchange Agreement"), pursuant to which all of the shareholders of Sino Oriental transferred all of the issued and outstanding stock of Sino Oriental to us, and in exchange we issued to such shareholders 11,685,617 newly issued shares of our common stock.

On July 23, 2010, we entered into a securities purchase agreement with an institutional investor, which was subsequently joined by other investors (the "Securities Purchase Agreement").  The transactions contemplated by the Securities Purchase Agreement closed on August 20, 2010 and we sold 1,939,407 units at $7.88 per unit for an aggregate purchase price of approximately $15.3 million.  Each unit consisted of one newly issued share of our common stock and a warrant to purchase one-fifth of a share of our common stock.  The warrants are exercisable at $9.45 per share and have a term of three years.  The total number of shares of common stock issuable upon exercise of the warrants issued to the investors is 387,881. Under the Securities Purchase Agreement, we agreed to register the shares of our common stock within a pre-defined period.

We engaged the services of William Blair & Company, L.L.C and Halter Financial Securities, Inc. (together, the "Placement Agents") to assist us in connection with the transactions under the Securities Purchase Agreement pursuant to the terms of a letter agreement dated January 28, 2010 and an Amendment and Joinder Agreement dated June 10, 2010 between Fujian Yada and the Placement Agents.  We also engaged the services of HFG Investments Limited to provide certain financial advisory services to us in China.  In connection with the transactions contemplated by the Securities Purchase Agreement, we paid to the Placement Agents and the financial advisor cash compensation in the aggregate amount of $1,069,777. In addition, we issued to the Placement Agents and the financial advisor, in the aggregate, warrants to purchase 135,759 shares of our common stock. The warrants are exercisable at a price of $9.45 per share and have a term of three years.

As a result of transactions under the Share Cancellation Agreement, the Exchange Agreement and the Securities Purchase Agreement, we currently have 14,729,756 shares of common stock issued and outstanding.

On August 20, 2010, we also entered into a lock-up agreement with the shareholders of Sino Oriental (the "Lock-Up Agreement"), pursuant to which the shareholders irrevocably agreed not to offer, pledge, sell, contract to sell or otherwise transfer or dispose of shares of our common stock during the period commencing on the date of the Lock-Up Agreement and ending on the first anniversary of the date that the registration statement required by the Securities Purchase Agreement is first declared effective by the SEC.  The lock up relates to 100% of the shares of our common stock held by the Majority Shareholder and 50% of the shares of our common stock held by the other Sino Oriental shareholders.

In connection with the Securities Purchase Agreement, the Majority Shareholder entered into a make good escrow agreement (the "Make Good Escrow Agreement") pursuant to which he pledged to the investors that invested under the terms of the Securities Purchase Agreement, 1,939,407 shares of our common stock owned by the Majority Shareholder.  The shares will be released from the pledge if we meet certain operating milestones contained in the Make Good Escrow Agreement.  If we fail to meet the operating milestones, then the investors will have the right to foreclose on the shares pursuant to the pledge and the terms of the Make Good Escrow Agreement.  See Item 5.06 of this report below for more details.

The foregoing description of the terms of the Share Cancellation Agreement, the Exchange Agreement, the Lock-Up Agreement, the Securities Purchase Agreement, and the Make Good Escrow Agreement, is qualified in its entirety by reference to the provisions of those documents filed as Exhibits 2.1, 4.1, 10.1, 10.2 and 10.3, respectively, to this report, which are incorporated by reference herein.

ITEM 2.01                      COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 20, 2010 (the "Closing Date"), we completed an acquisition of Sino Oriental pursuant to the Exchange Agreement.  The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Sino Oriental is considered the acquirer for accounting and financial reporting purposes.  The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

We have included the information that would be required if the registrant were filing a general form for registration of securities on Form 10, including a complete description of the business and operations of Sino Oriental and its operating subsidiaries in Item 5.06 below, which is incorporated herein by reference.

ITEM 3.02                      UNREGISTERED SALES OF EQUITY SECURITIES

On August 20, 2010, in connection the Exchange Agreement we issued 11,685,617 shares of our common stock to the shareholders of Sino Oriental.  The total consideration for the 11,685,617 shares of our common stock is 50,000 shares of Sino Oriental, which are all of the issued and outstanding capital stock of Sino Oriental.  We did not receive any cash consideration in connection with the share exchange.  The number of our shares issued to the shareholders of Sino Oriental was determined based on an arms-length negotiation.  The issuance of our shares to those shareholders was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering, and Regulation D and Regulation S promulgated under the Securities Act.

On August 20, 2010, under the terms of the Securities Purchase Agreement, we sold 1,939,407 units, each consisting of one share of our common stock and a warrant to purchase one-fifth of a share of our common stock, to certain institutional investors for a total of $15.3 million.  The warrants entitle their holders to purchase, in the aggregate, 387,881 shares of our common stock.  In addition, we issued to the Placement Agents and the financial advisor warrants to purchase 135,759 shares of our common stock. The warrants are exercisable at a price of $9.45 per share and have a term of three years.  The issuance of our shares and warrants to the investors and the Placement Agents was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering, and Regulation D and Regulation S promulgated under the Securities Act.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D.  The parties who received the securities in such instances made representations that such party (a) is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management's inquiry into their sophistication and net worth.  In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors: (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber agreed not to engage in hedging transactions with regard to our shares of common stock unless in compliance with the Securities Act, (d) each subscriber made his, her or its subscription from the subscriber's residence or offices at an address outside of the United States and (e) each subscriber or the subscriber's advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

ITEM 4.01                      CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

In conjunction with the share exchange discussed in Item 1.01 above, immediately following the closing of the share exchange our auditor relationship with SW Hatfield CPA ceased effective August 20, 2010.

(a)(1) Previous Independent Accountant

(i) We report that, immediately following the closing of the share exchange transaction discussed in Item 1.01 above, we dismissed our auditor, SW Hatfield CPA, effective August 20, 2010.

(ii) SW Hatfield CPA’s report on our financial statement for the fiscal years ended December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from August 1, 2007 (date of bankruptcy settlement) to December 31, 2009 did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope, or accounting principles.  However, the reports contained an explanatory paragraph disclosing the uncertainty regarding our ability to continue as a going concern.

(iii) The decision to dismiss SW Hatfield CPA as our certifying accountants was recommended and approved by our Board of Directors on August 19, 2010.

(iv) In connection with the audits of our financial statements for the years ended December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from August 1, 2007 (date of bankruptcy settlement) to December 31, 2009 and any subsequent interim period through the date of dismissal, there were no disagreements, resolved or not, with SW Hatfield CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of  SW Hatfield CPA, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their reports on our financial statements.

(a)(2) Engagement of PKF Hong Kong as Our Independent Accountant.  On August 19, 2010, our board of directors recommended and approved the engagement of PKF Hong Kong effective after our shares exchange transaction discussed in Item 1.01 above, as our independent accountant to audit our financial statements for its fiscal year ended December 31, 2010.  We engaged PKF Hong Kong effective August 24, 2010.

During the years ended December 31, 2009 and 2008 and the subsequent interim period ended June 30, 2010, and through the date of the firm’s engagement, we did not consult with PFK Hong Kong with regard to:

(i)  the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or

(ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

(a)(3) We have provided SW Hatfield CPA with a copy of the disclosures we are making in response to this Item. We have requested SW Hatfield CPA to furnish a letter addressed to the Commission stating whether it agrees with the statements made by us in (a)(1)(i),(ii) and (iv) above and, if not, stating the respects in which SW Hatfield CPA does not agree. A copy of such letter, dated August 23, 2010, is filed as Exhibit 16 to this Current Report on Form 8-K.

ITEM 5.01                      CHANGES IN CONTROL OF REGISTRANT

As a result of the closing of the Exchange Agreement and after giving effect to the transactions contemplated by the Securities Purchase Agreement, the Majority Shareholder owns 61.01% of the total outstanding shares of our capital stock and 61.01% total voting power of all our outstanding voting securities.

See Item 1.01 above and Item 5.06 below, each of which is incorporated herein by reference.

ITEM 5.02                      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the Exchange Agreement, as of August 20, 2010, Yang Yongjie, our sole director, submitted his resignation letter pursuant to which he resigned immediately from all offices of our company that he holds and from his position as our director effective ten days following our filing of a Schedule 14F-1 with the SEC and mailing the Schedule 14F-1 to our registered stockholders (the "Effective Date").  The resignation of Mr. Yang is not in connection with any known disagreement with us on any matter.

On August 20, 2010, in connection with the closing of the Exchange Agreement, Mr. Zhan Youdai was appointed to our board of directors and was appointed as our Chief Executive Officer, Mr. Zhang He was appointed to our board of directors and Mr. Tsang Yin Chiu Stanley was appointed our Chief Financial Officer and Secretary.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 5.06 of this report, which disclosure is incorporated herein by reference.

ITEM 5.06                      CHANGE IN SHELL COMPANY STATUS

On August 20, 2010, we acquired Sino Oriental in a reverse acquisition transaction.  Prior to the transactions contemplated by the Exchange Agreement we were a shell company as defined in Rule 12b-2 under the Exchange Act.  As a result of the transactions contemplated by the Exchange Agreement, we are no longer a shell company.  The information with respect to the transaction set forth in Item 2.01 is incorporated herein by reference.

FORM 10 DISCLOSURE

We are providing below the information that would be included in a Form 10 if we were to file a Form 10.  Please note that the information provided below relates to the combined enterprises after the acquisition of Sino Oriental, except that information relating to periods prior to the date of the reverse acquisition only relate to SMSA Palestine Acquisition Corp. unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

BUSINESS OVERVIEW

We are a green and organic food producer headquartered in Fujian Province, China.  We grow, process and distribute over 100 varieties of fresh and processed agricultural products.  Our product offerings can be generally categorized into the following three main categories:

•	Bamboo shoot products

•	Fresh vegetables and fruits

•	Processed vegetables

We are one of the leading producers of organic bamboo shoot products in China and are a provider of fresh fruits and vegetables and processed fruits and vegetables.  We are vertically integrated with operations that include the planting, harvesting, processing, packaging and selling of final products.  Through our vertically integrated model, we offer direct and strict control over our fresh agricultural products, which we believe allows us to generate high margins and provide stronger guarantees for product quality relative to providers that are not vertically integrated.

At present, we have the right to use, through long-term lease contracts, over 17,300 acres (70.01 square kilometers) of bamboo forest, and 10,400 acres (42.09 square kilometers) of vegetable planting bases and mushroom cultivation bases. All of our production operations are conducted in China and approximately 86% of our sales in 2009 were to the domestic Chinese market.

Our state-of-art processing facilities are located in Nanping City, Fujian Province, an area that is well-known for producing organic and premium agricultural products, including bamboo shoots, in China.  We conduct processing through two subsidiaries, Fujian Yada Group Co., Ltd and Fujian Yaxin Food Co., Ltd with a total annual capacity of 150,000 metric tons of processed agricultural products.  We own a 1,500-metric ton cold storage warehouse which was fully utilized in 2009.

We sell our products through an extensive sales and distribution network, consisting of our own sales force as well as more than 80 distributors for the Chinese market and 20 distributors for the Japanese market.  Our domestic sales network covers 10 provinces and cities including Shanghai, Beijing, Tianjin, Shandong, Jiangsu, Zhejiang, Fujian, Hubei, Henan, and Guangdong in China.  We sell our products to farmer's markets and supermarkets in Fujian Province and Shanghai and to food manufacturers and restaurants in China.  In China, we sell both processed and fresh agricultural products.  In 2009, we derived approximately 86% of our revenue domestically and have established strong brand equity in the Chinese market.  We also sell our products through distributors to supermarkets, food manufacturers and restaurants in the Japanese market.  We sell semi-finished and final processed products to Japan.  Sales to the Japanese market contributed approximately 14% of our total revenue in 2009.

Currently we operate our business through the following entities:

Subsidiary	Fujian Yada Group Co., Ltd.	Fujian Yaxin Food Co., Ltd	Fujian Xinda Food Co., Ltd	Fujian Shengda Import and Export Trading Co, Ltd.

Year established	2001	2007	2005	2007

Business operations	Fresh and processed food products	Fresh and processed food products	Production and marketing of bamboo shoots	Exports

After the exchange, our current organizational structure is as follows:

SMSA Palestine Acquisition Corp.
a Nevada corporation
Sino Oriental Agriculture Group, Ltd.
a British Virgin Islands Company
Misaky Industrial Limited
a Hong Kong company
Fujian Yada Group Co. Ltd.
a PRC company
Fujian Yaxin Food Co. Ltd.
a PRC company
Fujian Xinda Food Co. Ltd.
a PRC company
Fujian Shengda Import and Export Trading Co. Ltd.
a PRC company

Our sales revenue grew approximately 54% in the fiscal year ended December 31, 2009 to $39.8 million, from $25.8 million in the prior year.  Net income grew approximately 81% in the fiscal year ended December 31, 2009 to $12.1 million, from $6.7 million in the prior year.  Our gross margin for the year ended December 31, 2009 was approximately 33%.

In the first six months of 2010, our sales revenue grew by 70% to $32.7 million, from $19.2 million in the same period of 2009.  Net income grew by 122% in the first six months of 2010 to $8.2 million, from $3.7 million in the same period of 2009.  Our gross margin for the first six months of 2010 was 30%.

OUR INDUSTRY

The Bamboo shoot industry

Bamboo is a group of perennial evergreen plants and is one of the fastest growing woody plants in the world.  Bamboo shoots are new bamboo culms that come out of the ground.  They are edible and widely used in a number of Asian dishes and broths.  Bamboo shoots are low in saturated fat, cholesterol and sodium; yet they are a good source of protein, vitamin E, niacin, iron, and dietary fiber.  Bamboo shoots have similar nutritional elements as asparagus and are widely recognized as a healthy, green, organic food source.  (Source: www.wikipedia.com and www.nutritiondata.com)

China has over 10 million total acres (40,468 square kilometers) of bamboo forest, placing it first in the world (Source: China Bamboo Shoot Association).  China is also the largest producer of bamboo shoot products with over 90% of global market share (Source: China Bamboo Shoot Association).  The overall Chinese bamboo shoot industry is highly fragmented; there are currently over 2,000 bamboo shoot companies in China.  Based on information from the China Bamboo Shoot Association and our estimate, we believe that we are one of the largest producers of bamboo shoot products in China.

Organic food products industry

The global organic food market has experienced over 30% growth in the past few years.  China is one of the world's fastest growing markets for organic food products both in terms of consumer demand and commercial production.  Sales of organic food products reached $900 million in China in 2007, and accounted for only 1.5% of the global market share.( Source: www.ofcc.org.cn).  The Organic Food Certificate Center estimates that China will account for more than 5% of the global organic food industry within the next ten years.  (Source: www.ofcc.org.cn)

China has a strong and growing organic and green food industry.  China's approach to organic food is somewhat unique to other countries, in that the organic food space is segmented into Certified Organic and Green Food.  "Green Food" refers to safe, fine quality and nutritious food produced and processed under the principals of sustainable development and certified by a particular organization based on special standards and permitted to be sold with green food logo.  The certified green food can be divided into two groups: Grade A (allowing the use of a certain amount of chemical materials) and Grade AA (another name for organic food). (Source: "Enhancing Sustainable Development Through Developing Green Food: China's Option" presented by Liu Lijuan, First Secretary, Mission of China to the United Nations in Geneva, July, 30 2003.) Organic food production requires that no chemical be used in the process.  The objectives of Green Food are low environmental impact, good food safety and social efficiency.  China has adopted the Green Food certifications as an alternative to full Organic certification, enabling the production of nutritious and safe foods, without the typical drop in agricultural production output that full Organic certification could cause.  (Source: Wikipedia:  Organic Food; Organic Food Certification)  Fujian Yada sells products that are certified as Green Food, as well as products that are certified as Organic Food under the JAS (Japanese Agriculture Standard).  The company submitted an application to the Chinese authority for Organic Food certification on the company's bamboo shoots.

The rising popularity of organic and green foods is driven by a number of factors.  First and foremost is the increasing concern of China's rising middle class with food safety.  The concerns on food safety relate to both the short term harmlessness and nutrition of the food, as well as to longer term concerns on the use and potential health impact of chemicals that are used in the production of the food.  There is also increasing concern with the impact of agricultural production on the environment and the residual effects on the ecosystem.

OUR GROWTH STRATEGY

As a vertically integrated green and organic agricultural product producer in China with strong brand recognition, we believe we are well positioned to capitalize on future industry growth.  We are focused on leveraging industry opportunities and our competitive strengths to become China's leading brand for green and organic food products through the following initiatives:

•
Expand our planting base.  Our planting bases are running at close to full capacity.  Our 17,300 acres of bamboo forest produced approximately 25,000 metric tons of bamboo shoots in 2009.  Our 10,400 acres of vegetable and fruit planting bases collectively produced approximately 50,000 metric tons of vegetables and fruits.  In order to satisfy increasing market demand, we plan to expand our planting base by an additional 11,500 acres of bamboo forest and an additional 4,900 acres of vegetables and fruits planting base by the end of 2010.  We expect to secure additional land rights under terms that are consistent with our past practices.

•
Improve our profitability by continuously introducing new high value added  products.  We currently offer fresh and processed bamboo shoots, fresh and processed vegetables and fresh fruits.  We constantly evaluate our products and adapt to changes in market conditions by updating our products to reflect new trends in consumer preferences.  Through our own research and development and cooperation with academic institutions, we plan to introduce at least 1 or 2 new products each year, which are higher value added than existing products and are able to improve our profitability.  For instance, we recently launched high PH bamboo shoots, which we believe provides a significant competitive advantage.  We have submitted a patent application on the high PH bamboo shoot product line.

•
Further expand our domestic sales and distribution network and enter new markets.  We are focused on expanding our sales and distribution channels in the domestic China market, and maintaining existing customers in Japan.  We currently sell through distributors and members of our own sales force to farmers' markets, supermarkets, food manufacturers, restaurants and retailers in China.  To support our future growth, we intend to further expand our domestic sales and distribution channels in our covered geographic areas and explore new markets by increasing Fujian Yada's brand presence in additional supermarkets.

•
Increase our cold storage capacity.  Currently, we have 1,500 metric ton cold storage facility for storing fresh and semi-finished products.  In 2009, our cold storage capacity was fully utilized.  We plan to invest approximately $2.9 million in a new 10,000 metric ton cold storage facility in order to meet the requirements of our existing products and the anticipated need for recent new product launches.

•
Further enhance our brand recognition.  We have been gaining brand recognition in China, especially in Fujian Province.  We will further enhance our branding through branded counters in supermarkets.  We also plan to open a number of new exclusive Yada-branded distribution locations in select locations in China.

OUR PRODUCTS

We currently provide over 100 kinds of fresh and processed products that are categorized into the following three categories:  organic bamboo shoot products, fresh vegetables and fruits and processed vegetables.

Organic bamboo shoot products

Our bamboo shoot products are all organic, and are either certified or capable of being certified by the Japanese Agricultural Standard (the highest agricultural quality standard used by the OMIC).  We sell fresh bamboo shoots and processed bamboo shoot products.  We have developed strong brand equity for bamboo shoot products in China.  In 2009, our bamboo shoot revenue accounted for 49% of our total revenue. According to China Customs statistics, we believe we are one of the leading bamboo shoot producers in China.

Fresh bamboo shoots are harvested from December to April.  According to Chinese custom, bamboo shoots which are harvested before March are "winter bamboo shoots," and those harvested starting from March are "spring bamboo shoots."  Winter bamboo shoots are lower in output and higher in price compared with spring bamboo shoots.  We sell most of our winter bamboo shoots and a portion of our spring bamboo shoots as fresh products, and use the rest of spring bamboo shoots as raw material to produce processed bamboo shoot products in accordance with specific customer requests.

Fresh bamboo shoots are delivered directly to customers after sorting, weighing and packaging.  Processed bamboo shoots are boiled in water immediately after harvesting, and are then preserved in 18 liter metal cans.  Processed bamboo shoots can be stored for up to three years before being turned into final product.  We can process water boiled bamboo shoots into various forms, such as block, slice, strip or crumb, based upon customer requirements.  All final products are packaged in vacuumed plastic bags.

We recently launched a new processed bamboo shoot product called the high PH bamboo shoot.  It is produced from fresh spring bamboo shoots using our own proprietary process.  We have applied for patent protection on the processing procedures and formulation for high PH bamboo shoots, and the application is pending. High PH bamboo shoots keep a fresh appearance, taste and flavor over time by maintaining a similar PH value level to that of fresh bamboo shoots.  These attributes significantly differentiate this product from traditional processed bamboo shoots.  We believe we are the sole supplier of this product in the world.  By having high PH bamboo shoots, our customers are able to enjoy fresh tasting bamboo shoots during the off-season which we estimate to be during the months of May to December.  Because high PH bamboo shoots are produced from low cost spring bamboo shoots and can be sold at premium off-season prices, the product is generating higher gross profit margin than fresh bamboo shoots and traditional processed bamboo shoots.  While it is still early, we have experienced strong demand for high PH bamboo shoots since launching in April 2010, and believe this product has great market potential.

Bamboo wood

In order to maintain an optimal density of bamboo forests for production of bamboo shoots, we cut and harvest a proportion of older bamboo and sell it for wood products.  In 2009, approximately 8% of our total revenue was derived from selling mature bamboo for use in wood products.

Fresh vegetables and fruits

Our fresh vegetables and fruits are either certified or ready to be certified as Green Food by the China Organic Food Certification Authority, the Chinese authority responsible for overseeing organic food production.  Fresh fruits and vegetables accounted for 38% of our total revenue in 2009. We grow and sell 10 species of products, including mushrooms, corn, taro, radishes, cucumbers, ginger, grapes, and grapefruits.  We harvest fresh vegetables and fruits, sort, weigh, pack and deliver these fresh vegetables and fruits to customers.  Different species have different harvest seasons.  Currently, all of our fresh vegetables and fruits are self-supplied from our planting bases and shipped to customers in season.

Commencing in 2010, we plan to increase the number of species and build greenhouses to grow high value-added organic off-season vegetables.  Organic off-season fresh vegetables will be pre-processed by washing, sorting, and packaging in plastic trays before being delivered to the market.  We expect off-season vegetables to become an additional avenue of growth.

Processed vegetables

Our processed vegetables are typically harvested, boiled and then dehydrated or brined. Processed vegetables include water boiled fuki, water boiled corn, brined ginger, water boiled mushrooms, dehydrated mushrooms and water boiled warabi.  We self-supply most of the raw materials for our processed vegetables from our own planting bases.  We also purchase pre-processed vegetables which are either not available in Fujian Province or we are unable to produce in sufficient quantity.  Processed vegetables contributed 5% of our total revenue in 2009.

RAW MATERIALS AND SUPPLIERS

Planting bases

Our vertically integrated operations provide us with unique control over our planting bases. As a result we can ensure our products have very high quality, meet applicable certification guidelines and are delivered to customers in a timely fashion. In 2009, we self-supplied all fresh agricultural products and majority of the raw materials for processed agricultural products.  Fresh agricultural products are harvested, sorted, packaged and delivered directly to distributors and end-users. The remaining fresh agricultural products are delivered to production facilities for processing.  The table below summarizes our planting bases as of December 31, 2009 and our anticipated expansion for 2010.

	2009	2010E
Bamboo forest	17,300 acres (70.01 square kilometers)	28,800 acres (116.55 square kilometers)
Vegetables & Fruits (including mushrooms)	10,400 acres (42.09 square kilometers) Full capacity	15,300 acres (61.92 square kilometers)

We strategically manage our planting bases to optimize operating efficiencies, to offer a broader product offering, and to support our year-round sales and processing.  The following chart illustrates the planting cycle for most of our fresh produce on a 12-month basis.

Product	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Winter Bamboo shoot
Spring Bamboo shoot
Fuki
Corn
Mushroom
Cucumber
Grape
Grapefruit
Taro
Ginger
Radish

Bamboo forest

As of June 30, 2010, we had the right to use approximately 17,300 acres (70.01 square kilometers) of bamboo forest.  We enter into lease agreements with the local rural village cooperatives and pay rent for the use of the land.  Generally, the terms of our leases are for a period of 30 years.  On average we are currently in the fifth year of our lease terms.

We utilize our experience in bamboo growing to improve bamboo shoot yields by timely weeding and strategic clearing of older bamboo, thus ensuring adequate light and resources to maintain optimal capacity.  Bamboo shoots are harvested from December to April.  During the harvest season, we hire additional temporary workers. Currently, we use no fertilizers or pesticides in growing our bamboo shoots.

We are currently at full utilization of our existing bamboo forest. We plan to expand before the fourth quarter of 2010 to an aggregate of 28,800 acres (116.55 square kilometers). We expect to be able to harvest bamboo shoots produced by the new forest in December 2010.  We do not expect our bamboo forest expansion to be a significant contributor to our 2010 revenue.  However, we do expect the expansion to positively impact 2011 revenues.

Vegetable and fruit planting base

As of June 30, 2010, we had the right to use over 10,400 acres (42.09 square kilometers) of vegetable and fruit planting bases through long-term lease contracts.  Our leases are held under 20-year terms.  On average we are currently in the fourth year of our lease terms.

We adopt an integrated approach in managing vegetable and fruit planting processes.  Before planting, we receive sales indications from our customers on required amounts and specifications.  After analyzing the indications, we formulate a planting schedule by taking into account order sizes, market dynamics, and land requirements.  The lead time for agricultural production varies depending on the type of vegetable or fruit, and on average, takes three to four months.  This customer-driven process is intended to improve production efficiency and eliminate over/under production of products.

Farmers conduct the entire planting process according to our standardized planting procedures using designated seeds, fertilizer, and pesticides.  For each batch of products, we execute field tests for pesticide residuals and product quality 10 days before harvesting.

Procurement

In addition to our planting bases, we procure raw materials from contracted planting bases and other suppliers.  Our contracted planting bases are in China and operated by farmers on their own farmland.  Products are planted according to our requirements and purchased by us at market prevailing prices.  We also purchase raw materials from other suppliers including seeds, fertilizers, fresh agricultural products, semi-processed vegetables for further processing by us, and packaging materials.

We purchased some fresh and semi-processed bamboo shoots in 2009 in order to meet demand that exceeded our planting base or that did not grow in Fujian Province.  Because the expansion of our bamboo forest this year will not be a large contributor to our bamboo shoot capacity until 2011, we will still need to procure additional semi-processed bamboo shoots to meet growing demand in 2010.  In addition, we will still need to purchase semi-processed species of bamboo shoots that do not grow in Fujian Province, such as semi-processed bitter bamboo shoots from Sichuan Province and semi-processed slender bamboo shoots from Zhejiang Province.

Besides bamboo shoots, we also purchase some fresh and semi-processed vegetables which do not grow in Fujian Province or which we do not adequately produce from our own planting bases.  In the future, we expect to continue to procure fresh and semi-processed vegetables from third party suppliers when it makes strategic sense.

PRODUCTION

Production Facilities

Our two production facilities are located in Nanping City, Fujian Province and are operated by our subsidiaries, Fujian Yada and Yaxin.  Fujian Yada's facility encompasses approximately 10,000 square meters of factory and warehouse space. Yaxin's facility encompasses approximately 12,000 square meters of factory and warehouse space.

Our processing facilities are state-of-art and employ advanced processing facilities and testing equipment.  Our facilities have been built according to world-class standards to meet our Japanese customers' stringent requirements.  The existing production lines are multi-functional and can be used to produce all of our harvested products.

We have three production lines in the Fujian Yada facility. One line is a preliminary processing line for processing fresh agricultural products into semi-processed products, where they are then stored in 18 liter metal cans for year-round sales.  Two lines are further processing lines used for further processing semi-processed products (i.e., stored products) into final products according to market orders and customer requirements.

There are two production lines in the Yaxin facility. One line is a preliminary processing line and the other is a final product processing line.

We preliminarily process all fresh produce within a couple of days after harvesting in order to prevent spoilage or perishing. In 2009, we fully utilized all preliminary processing lines during the harvest seasons of our major fresh produce. We intend to expand our preliminary processing capacity to support further growth.  The further processing production lines' annual capacity of 150,000 metric tons was approximately 50% utilized in 2009. We do not expect to expand capacity of further processing in 2010.

Production Process

Our processing procedures are carefully designed and tailored to meet the various requirements of different agricultural products. We leverage deep and unique processing knowledge around planting optimization, temperature and timing control and preservation condition control, to provide the best possible appearance and taste of our agricultural products.

The production process varies depending upon the type of product, but generally involves three steps.  By way of example, the following are the steps we take in processing bamboo shoots.  The first two steps are conducted by preliminary processing lines, and the last step is conducted by further processing lines.

Step-1 Pre-processing

Pre-processing consists of boiling the bamboo shoots in water, then peeling, coarse treating, pre-cutting, and washing.  Pre-processing is labor intensive; almost all of the work is done by hand.  We hire temporary workers during the harvesting season from March to April, to perform these pre-processing functions.  To date, we have not experienced any difficulties in hiring temporary workers for these processes.

Step-2 Semi-product

Semi product is created by sorting, weighing, inspecting, sterilizing, canning and storing products. After being cut into a standardized size, all semi-products are sterilized under high temperature.  Products are then placed in sealed 18 liter cans and stored under normal temperatures for year-round further processing.  In the case of high PH bamboo shoots, the sealed 18 liter cans must be stored in a cold storage facility.

Step-3 Finished-product

We take semi-products and further process them, according to customer specifications, into different forms such as block, flake, slice, strip or crumb.  We pack products in vacuumed plastic packaging and perform quality tests on each batch.

Storage

As of December 31, 2009, we had 1,500 metric ton cold storage,  and 10,000 square meters of room temperature warehouse space.  Cold storage is used to temporarily store fresh produce before preliminary processing or delivering to customers during warm weather.  Starting in the second half of 2010 cold storage will also be used to store semi-processed high PH bamboo shoots.    Room temperature warehouses are used to store semi-processed products (except for semi-processed high PH bamboo shoots) and finished products.

We currently use all of our cold storage capacity.  To meet demand, we are adding 10,000 metric tons of cold storage by the end of 2010.  The primary purposes of building the new cold storage facility are to:

•	Provide the necessary storage for fresh raw materials which are later used for processed products

•	Satisfy the storage needs for our high PH bamboo shoot production

•	Improve fresh produce delivery flexibility as market conditions change

Quality Control and Certificates

Product quality is a core focus of ours.  We have an established and traceable quality control system in place from planting to finished products.

Quality Control System

We conduct quality control in the following procedures:

Certificates

We have obtained the following certificates for our products and planting bases:

•	Japanese Agricultural Standard (the highest agricultural quality standard issued by Overseas Merchandise Inspection Company)

•	ISO 9001:2000 (obtained in 2003)

•	Hazard Analysis and Critical Control Points

•	Green Food by China Green Food Development Center (中国绿色食品发展中心)

We are currently in the process of applying for Organic Food Certificate of China with China Organic Food Certification Center (中绿华夏有机食品认证中心).

MARKETS, SALES AND DISTRIBUTION

Chinese Market

In 2009, approximately 86% of our products were sold into the domestic Chinese market.  We sell products in China through more than 80 distributors and through our own sale force.  Our domestic sales network covers 10 provinces and cities including Shanghai, Beijing, Tianjin, Shandong, Jiangsu, Zhejiang, Fujian, Hubei, Henan, and Guangdong.  All of our processed products are sold in China under the Fujian Yada brand.

We sell products through distributors and our own sales force to:

•	Farmer's markets

•	Local supermarkets in Fujian Province, including Carrefour, Wal-Mart, NDH-Mart, and Yonghui

•	Hotels, food courts and chain restaurants, such as Little Sheep

•	Specialty stores

•	Other supermarkets in Eastern China

•	Food manufacturers

•	The high speed train originating from the Fuzhou station

We currently have sales offices in Shanghai and Fuzhou. Our sales teams are responsible for pursuing direct sales to customers as well as new businesses in the Eastern China market.  We have direct contracts with Carrefour, RT-mart, Kangda-mart, Hui Jin stores, and Hualian marts in Shanghai.  We are also in discussions for potential contracts with multiple major global retailers and hope to have a number of new wins completed within the year.

In the future, we plan to expand our sales channels through three core initiatives:

•	We plan to increase the number of our direct sales to end users and also the number of our distributors.

•	We expect to continue to expand our customer base to include brand chain supermarkets, food courts, hotels and restaurants in the Eastern China region, especially in Shanghai.

•
We plan to open new distribution locations that are exclusive to the Yada brand in Shanghai, Fujian, Zhejiang, Guangdong and other provinces, starting in the second half of 2010.  The first distribution location in Shanghai was opened in June 2010, and is located in a high-end large scale residential community.  These locations will be dedicated to selling green and organic agricultural products under the Yada brand and will focus on bulk orders to local hotels, restaurants and stores, with a small retail component for gift packages.  We will employ a franchise model for a majority of the distribution locations, which will allow us to create a group of new customers, maintain quality and inventory control, while reducing our working capital requirements and ongoing responsibilities for operating costs of the locations.

Japanese Market

In 2009, sales from the Japanese market accounted for approximately 14% of our total revenue.  We sell semi-finished and final processed products to Japan.  We do not currently sell fresh agricultural goods to Japan.  At present, we perform all export business through one subsidiary, Shengda.  We sell products into Japan through more than 20 overseas distributors.  Our Japanese customers primarily consist of convenience stores and food manufacturers.  In addition, we are a raw material supplier to Yamazaki, a bread manufacturer in Japan.

All of the products we sell to Japan are sold under an OEM arrangement and are labeled under a third party's brand name.  However, the product package credits Fujian Yada as the raw material provider.  We anticipate stable growth in the Japanese market for the foreseeable future.

Brand Strategy

We seek to expand our customer base and enhance brand recognition by:

•	Continuing to penetrate well-known supermarkets to promote organic and green food products

•	Attending various green food exhibitions and organizing nutrition training sessions for distributors to promote crude fiber food and green agricultural food

•	Launching our exclusive Yada-branded distribution locations in major cities

OUR COMPETITION

At present, there are thousands of bamboo shoot producers in China. The market is competitive and highly fragmented.  Based on the information from the Chinese Bamboo Shoot Association, we believe we are one of the largest producers of bamboo shoot food products in China.

We attribute our success to date and potential for future growth to a combination of strengths, including the following:

•
The vertical integration of planting bases and production lines creates competitive advantages.  We possess our own planting bases and processing facilities, which enables us to control all facets of production, from growing the raw materials to processing and selling finished products to consumers. In 2009, we grew and self-supplied majority of our raw materials, including bamboo shoots, mushrooms, corn, taro, fuki, radishes, cucumbers, ginger, grapes and grapefruits. We believe our vertically integrated business model provides us with enhanced production efficiency, stable supply of products and better control over costs.

•
The strategic location of our production facilities provides us with competitive costs and adequate raw material supply. Our planting bases and processing facilities are strategically located near the borders of Fujian Province, Jiangxi Province and Zhejiang Province, as well as within close proximity to the city of Shanghai.  This arrangement not only affords us access to those three provinces and the city of Shanghai, but also facilitates low logistics costs, which in turn enables us to deliver fresh agricultural products on-time.  In addition, Fujian Province is widely recognized as the #1 growing area for bamboo globally.  This provides us with access to a large potential planting base.

•
We operate a diversified and seasonally complementary product portfolio.  We sell over 100 varieties of fresh and processed agricultural products, which allows us to meet the demands of a variety of customers and mitigate seasonality risks.

•
We provide high quality products through a traceable and systematic quality control system.  We place significant emphasis on food safety and have a well established, traceable and strict quality control system for all stages of our business, including planting, raw material sourcing, processing, packaging, storage and transportation.  We apply internal quality controls which we believe are stricter than the national standard.  We have received numerous certifications for our planting, processes, and products, including ISO 9001 certification for our production lines, HACCP certification for boiled bamboo shoots, boiled fuki, boiled mixed vegetables (including lotus root, osmunda japonica thumb and pteridium aquitinum), boiled edible fungus, and boiled corn soft pack can, Green Food Certification for most of our fresh vegetables and fruits, and the Japanese Agricultural Standard for most of our bamboo shoots.

•
Our strong R&D capability allows us to continuously develop new high value-added products.  We launch new products every year and continue to improve our product portfolio with high margin and high value-added products.  We plan to launch at least one or two significant high margin products each year.  This year, we launched high PH bamboo shoots. The product is generating strong sales in the first few months after introduction and is currently under patent application in the domestic China market.

•
We have a leading market position and significant brand equity. We believe we are the largest supplier of bamboo shoots in terms of sales volume and a leading supplier of fresh and processed vegetables and fruit in China.  We sell our products under the Fujian Yada brand in China and private labels in the Japanese market.  We believe we have achieved brand recognition in China, especially in Fujian Province, where our headquarters are located.

•
We are growing significantly and believe there are many opportunities for additional growth.  Our net sales increased by approximately 54% from $25.8 million in fiscal 2008 to $39.8 million in fiscal 2009.  Our net income increased approximately 81% from $6.7 million in fiscal 2008 to $12.1 million in fiscal 2009. In the six months of 2010, our net sales were $32.7 million and our net income was $8.2 million.

•
We have established multi-layered sales channels and an extensive sales network in Chinese and Japanese markets.  We sell all fresh agricultural products and a portion of our processed products in China through an extensive nationwide sales and distribution network, covering 10 provinces and cities.  This network was comprised of more than 80 distributors and about 40 direct sales employees of our sales offices in Shanghai and Fuzhou. We sell our products to farmers markets and supermarkets in Fujian and in Shanghai (including but not limited to Carrefour, Wal-Mart and Yonghui), and various food manufacturers, chain restaurants and retailers in China.  We also plan to open exclusive, Yada-branded distribution locations in Shanghai, and in Guangdong, Zhejiang and Fujian provinces.

RESEARCH AND DEVELOPMENT

Our research and development efforts are intended to achieve the following objectives:

•	Achieve superior product safety and quality

•	Reduce production costs

•	Improve planting technology in order to increase crop yields

•	Develop new, high value-added products

We are constantly looking to improve our profitability through product portfolio management.  We intend to launch a number of new high margin products every year.  We augment our direct research and development efforts through partnerships with many research institutes and universities, such as Fujian Agricultural University, Wuyi University, and Fuzhou University.  We have formed a research and development team which consists of ten members, including both our management and professors from such institutes and universities.  Current projects include experiments for the use of fuki in medicinal functions and the analysis of waste usage for bamboo shoot shells.

High PH bamboo shoot

A new product launched in April 2010 is the high PH bamboo shoot.  We have applied for a patent on the manufacturing process to the State Intellectual Property Office of PRC.  The processing procedure and formulation for high PH bamboo shoots are totally different than that of traditional processed products.  Whereas traditionally processed bamboo shoots have a sour or acidic flavor, high PH bamboo shoots have the same appearance as fresh bamboo shoots, and very closely emulate the taste and crispness of fresh bamboo shoots.

We are able to purchase fresh bamboo shoots as raw materials for our high PH bamboo in March and April, during the peak growing season, when supply is high and prices are at their lowest.  After processing, we are able to sell the high PH bamboo in the off-season when prices are higher.  We are targeting 65% gross margins for high PH bamboo, compared to 20% to 30% for fresh and processed bamboo shoot products.  We are positioning our high PH bamboo shoots for sale to premium markets such as supermarkets, high-end restaurants and hotels and experienced strong sales momentum in the first three months after introduction.  The following table compares features of fresh bamboo shoots, processed bamboo shoots and high PH bamboo shoot products.

	High PH bamboo shoot	Fresh bamboo shoot	Traditional processed
Shelf life	12 months	2~3 days	12 months
Taste	Same as fresh products	Delicious and crispy	Sour
PH value	5.6~6.0	6.3~6.5	4.2~4.6
Sale period	Year-round	Dec to next April	Year-round
Gross margin	65%	20~30%	20~25%

INTELLECTUAL PROPERTY

All of our product formulations are proprietary.  We use certain trade secrets and know how to concentrate or enhance the flavor characteristics of our products.  We have not registered or applied for protections in China for most of our intellectual property or proprietary technologies relating to the formulations of our products.  See "Risk Factors — Risks Related to Our Business — Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively."  Although we believe that, as of today, patents and copyrights have not been essential to maintaining our competitive market position, we intend to assess appropriate occasions in the future for seeking patent and copyright protections for those aspects of our business that provide significant competitive advantages.

We produce, market and sell our products under over 20 brand names. In addition to the Yada brand ("亚达"), our  brands include "幸福仁佳", "亚利达", "亚达飘香", "茶坪", "白熊", "小孩儿", "维多嘉", "圣达", "利好","早上好", "大眼晶", and "亚达工夫".  We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success.

We are currently applying for a patent for our high PH bamboo shoot product.  We cannot provide any assurance that a patent will ever issue, or even if it does, that it will provide meaningful competitive protection.

We rely on a combination of trademark, patent, and trade secrecy laws, and contractual provisions to protect our intellectual property rights.  There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights.  In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights.  Any such claim or litigation could be costly and we may lack the resources required to defend against such claims.  In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, and profitably exploit our products.

REGULATION

The food industry, of which vegetable and fruit based products form a part, is subject to extensive regulation in China.  The following summarizes the most significant PRC regulations governing our business in China.

Food Hygiene and Safety Laws and Regulations

As a producer of food products in China, we are subject to a number of PRC laws and regulations governing food safety and hygiene, including:

•	The PRC Product Quality Law

•	The PRC Food Safety Law

•	The Implementation Rules on the Administration and Supervision of Quality and Safety in Food Producing and Processing Enterprises

•	The Regulation on the Administration of Production Licenses for Industrial Products

•	The Provisional Rules on the Release of Food Advertisement

•	The Provisions on the Administration of Hygiene Registration of Export Food Producing Enterprises

•	The General Measure on Food Quality Safety Market Access Examination

•	The General Standards for the Labeling of Prepackaged Foods

•	The Standardization Law

•	The Special Rules on Strengthening Safety and Supervision of Food and other Products

•	The Regulation on Hygiene Administration of Food Additive

•	The Regulation on Administration of Bar Code of Merchandise

•	The PRC Metrology Law

These laws and regulations set out safety and hygiene standards and requirements for various aspects of food production, such as the production, packaging, handling, labeling and storage of food for the use of facilities and equipment that make food, as well as for the use of additive in food.  Failure to comply with these laws and regulations may result in confiscation and destruction of our products and inventory, confiscation of proceeds from the sale of non-compliant products, fines, suspension of production and operations, product recalls, revocation of licenses, and, in extreme cases, criminal liability.

Environmental Regulations

We are subject to various governmental regulations related to environmental protection.  The major environmental regulations applicable to us include:

•	The Environmental Protection Law of the PRC

•	The Law of PRC on the Prevention and Control of Water Pollution

•	Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution

•	The Law of PRC on the Prevention and Control of Air Pollution

•	Implementation Rules of the Law of PRC on the Prevention and Control of Air Pollution

•	The Law of PRC on the Prevention and Control of Solid Waste Pollution

•	The Law of PRC on the Prevention and Control of Noise Pollution

Our manufacturing facilities are subject to various pollution control regulations with respect to water, air and noise pollution as well as the disposal of waste and hazardous materials.  We are also subject to periodic inspections by local environmental protection authorities.  Our operating subsidiary has received certifications from the relevant PRC government agencies in charge of environmental protection indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations.  We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

PRC Land Law

Under the PRC laws, land in urban districts shall be owned by the State, Land in the rural areas and suburban areas, except otherwise provided for by the State, shall be collectively owned by farmers including land for building houses land and hills allowed to be retained by farmers.

The procedures and practice for issuing title certificates for farmer-collectively-owned land are less clear. Notwithstanding that PRC authorities have issued several legal directives and rules to regulate the process of issuing Collectively-owned Land Title Certificates (集体土地所有证) (for farmland) and Forest Title Certificates (林权证) (for forest land) to evidence the ownership of the farmers to the farmer-collectively-owned land, in practice, not many areas in the PRC have implemented such a system due to difficulties in identifying the proper owners for such farmer-collectively-owned lands, amongst other reasons.

Under the PRC laws, farmers desiring to cultivate lands are required to enter into Contracted Farming Agreements (承包合同) with the Villagers' Committees or Rural Collective Economic Organisations (村集体经济组织) in order to legally obtain a Rural Land Contracted Operation Right (农村土地承包经营权) for use in crop farming, forestry, animal husbandry and fisheries production under a term of 30 years. The contractees should sign a contract with the correspondents contractor to define each other's rights and obligations. Farmers who have contracted land for operation are obliged to use the land rationally according to the purposes agreed upon in the contracts. The right of operation of land contracted by peasants shall be protected by law. Within the validity term of a contract, the adjustment of land contracted by individual contractors should get the consent from over two-thirds majority vote of the villagers' congress or over two-thirds of villagers' representatives and then be submitted to land administrative departments of the township (town) people's government and county level people's government for approval.

Due to the lack of a well-developed central filing and registration system of administration and supervision in the PRC rural areas, not many Villagers' Committees or Rural Collective Economic Organizations (村集体经济组织) in practice would formally sign Contracted Farming Agreements (承包合同) when granting Rural Land Contracted Operation Right (土地承包经营权) to farmer-households.

Preferential Policies for the Agriculture Industry

As part of the agricultural industry in China we enjoy certain preferential policies.  Currently earnings from certain products that we produce and sell are exempt from China's value added tax and enterprise income tax.  We have been exempt from the value added tax and enterprise income tax for the past four years.  This exemption is reviewed on an annual basis and can be eliminated at any time.  Elimination of this exemption would increase our tax expenses and impact our profitability.

Under a preferential policy related to agricultural product development, the Ministry of Agriculture and the Agriculture Department of Fujian Province subsidizes a portion of the interest payments on our outstanding commercial loans.  In addition, the provincial government in Fujian Province subsidizes certain utility costs, including water.

OUR EMPLOYEES

At present, we employed total of 355 full-time employees in the following functions:

Department	Number of Employees
Senior Management	5
Human Resource & Administration	15
Production & Procurement	260
Sales & Marketing	47
Accounting	28
TOTAL	355

Our employees are not represented by a labor organization or covered by a collective bargaining agreement.  We have not experienced any work stoppages.

We are required under PRC law to make contributions to employee benefit plans at specified percentages of our after-tax profit. In addition, we are required by PRC law to cover employees in China with various types of social insurance.  We believe that we are in material compliance with the relevant PRC employment laws.

SEASONALITY

As is typical in the food and food processing industry, we experience seasonality in our business.  Our bamboo shoots business operates primarily in the first and fourth fiscal quarters every year.  Our fresh fruit and vegetable business varies according to the seasonality of each type of vegetable and fruit.  Our fruit and vegetable processing lines are mainly carried out year-round because our primary source fruits are harvested during different periods and must be processed right away.

In fiscal year 2009, sales during the first and fourth fiscal quarters accounted for approximately 70% of our total sales.  As a result of seasonality, our personnel, working capital requirements, cash flow and inventories vary throughout the year.

We are looking to expand our products into additional categories of vegetables that, in part, will extend the season and provide increase revenues during our current "off peak" seasons.

PROPERTIES

There is no private land ownership in China.  Individuals and entities are permitted to acquire land use rights for specific purposes.  We were granted land use rights for our facilities in Nanping City which extend until 2053 to 2055.

We secure access to our planting base through land use agreements that we enter into with the local provincial government or rural village cooperatives.  In turn, under the Rural Contracting Law of 2002, the cooperatives grant us the right to enter on the land, and plant and harvest, pursuant to the terms of a rural land use contract.  These rural land use contracts generally grant us the right to harvest bamboo forest for a term of 30 years, and to farm the land for vegetable and fruits for a term of 20 years.  We are generally in year four of our lease terms.  We pay rent to the rural village cooperatives for the use of the land.

INSURANCE

We have property insurance for all of our facilities.  We believe our insurance coverage is customary and standard for companies of comparable size in comparable industries in China.  We do not have any business liability, interruption or litigation insurance coverage for our operations in China.  Insurance companies in China offer limited business insurance products.  While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance.  Therefore, we are subject to business and product liability exposure.  See "Risk Factors – We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our production facilities or insurance that covers the risk of loss of our products in shipment."

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.  You should read the section entitled "Special Notes Regarding Forward-Looking Statements" immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

Any ill effects, product liability claims, recalls, adverse publicity or negative public perception regarding particular foods we use as raw materials, our products or our industry in general could harm our sales and cause consumers to avoid our products.

The food industry is subject to risks posed by food spoilage and contamination, product tampering, product recall, and consumer product liability claims.  Our operations could be impacted by both genuine and fictitious claims regarding our products and our competitors' products.  In the event of product contamination or tampering, we could be compelled to recall some of our products.  A widespread product recall could result in significant loss due to the cost of conducting a product recall including destruction of inventory and the loss of sales resulting from the unavailability of the product for a period of time.

In addition, any adverse publicity or negative public perception regarding particular fruits we use as raw materials, our products, our actions relating to our products, or our industry in general could result in a substantial drop in demand for our products.  This negative public perception may include publicity regarding the safety or quality of particular fruits we use as raw materials or products in general, of other companies or of our products specifically.  Negative public perception may also arise from regulatory investigations or product liability claims, regardless of whether those investigations involve us or whether any product liability claim is successful against us.  We could also suffer losses from a significant product liability judgment against us.  Either a significant product recall or a product liability judgment, involving either our company or our competitors, could also result in a loss of consumer confidence in our products or the food category, and an actual or perceived loss of value of our brands, materially impacting consumer demand.

Our business and financial results depend on maintaining a consistent and cost-effective supply of source foods.  Any interruption in our supply of source foods could materially and adversely affect our results of operations, financial condition and business prospects.

The availability, size, quality and cost of bamboo and other source foods for the production of our products are subject to risks inherent to farming, such as crop size, quality, and yield fluctuation caused by poor weather and growing conditions, pest and disease problems, and other factors beyond our control.

Currently, we source majority of our food products from our farms that we operate.   We also acquire raw materials direct from farmers or from wholesalers. While we believe that we have adequate sources of raw materials and that we in general maintain good supplier relationships, if we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, it will adversely affect our results of operations, financial condition and business prospects.

Prices for agricultural products vary significantly based upon the available supply of the product, and any shortfall in our own supply, or an abundance of supply from third parties could have a significant impact on our profitability.

Our fresh products are perishable and must be sold within a specified time following harvest.  For source foods that we do not obtain from our own planting bases, prices are determined by the market and may change from time to time.  As a result, we are generally required to accept the prevailing market price at the time the product is harvested.  We are seeking to mitigate this risk through increasing our cold storage facilities and expanding the usable life of certain of our products.  These steps extend the useful life of our products, but do not eliminate their perishable nature.  If we experienced a substantial drop in the volume of our raw materials, whether the result of natural conditions, blight, or an inability to secure product from third parties, our revenues and profitability would suffer.  Conversely, even if we generate significant volume, if demand is weak, or if there is substantial supply, the market price for products may decline and impair our revenues and profitability.

We are exposed to risks of natural disasters, adverse weather conditions and outbreak of diseases which may affect our planting bases and other third party raw materials suppliers

Fresh vegetables, which are raw materials for our production processes, are sourced from various places in China. The supply of such raw materials is vulnerable to the occurrence of natural disasters and adverse weather conditions such as droughts, forest fires, floods, earthquakes, hailstorms, windstorms and outbreaks of diseases affecting plants. Any such occurrence in or in close proximity to our Cultivation Bases and other third party raw material suppliers could result in raw material shortages, loss of crops or costly delays in harvesting the crops for production. In such an event, we may incur losses from the destruction or loss of our crops at our Own Bases. Further, we may also be unable to fulfill advance orders placed by our customers and our customers may claim against us for any delay in the delivery of their orders. Over the years, we have noted that weather risks are most pronounced during the summer season in the PRC (between the months of June to August). We consider the possibility of such seasonal weather conditions occurring during our cultivation schedules in our planning to mitigate such risks (for more information, please refer to the section "Seasonality" of this report). However, there is no assurance that such events will not occur at any time of the year, and should any of such events occur, our business operations, financial performance and financial position may be adversely affected.

Land ownership and land use rights in the PRC are complex and we cannot be certain that when we secure access to land for agricultural purposes that the party we contract with has clean title and the right to convey the land to us.

We secure access to our planting base through land use rights that we obtain from the local provincial government or rural village cooperatives.  The rural village cooperatives enter into rural land use contracts with us, granting us the right to harvest bamboo in the bamboo forests for a term of 30 years, and to farm the land of vegetables and fruits for a term of 20 years.

Because China does not have an established system of registration of land use rights and grants, it is possible that a rural village cooperative or other entity that enters into a rural land use contract with us may not hold valid rights to the land, or valid right to contract the use to us.  In addition, land rights are subject to confiscation or eminent domain if the taking is deemed to be in the "public interest".  The rural village cooperative that leases the land to us does not have the right to appeal the taking, and compensation for the taking may not offset the income we would expect to generate from the land.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

As with other food producers, we are also exposed to risks associated with product liability claims if the consumption of our products results in injury or death, although we have not received any product liability claims in the past.  We cannot predict what impact such potential product liability claims or resulting negative publicity would have on our business or on our brand image.  Any successful assertion of product liability claims against us could result in potentially significant monetary damages, the diversion of management resources and potentially significant legal expenses.  We do not have product liability insurance and have not made provisions for potential product liability claims.  Therefore, we may not have adequate resources to satisfy a judgment if a successful claim is brought against us.  Even if a product liability claim is not successfully pursued to judgment by a claimant, we may still incur substantial legal expenses defending against such a claim.  Finally, serious product quality concerns could result in governmental action against us, which, among other things, could result in the suspension of production or distribution of our products, loss of certain licenses, or other governmental penalties.

We benefit from certain preferential tax policies and subsidies for agricultural producers in China; the discontinuation or loss of any of these policies or subsidies would increase our expenses and reduce our profitability.

The revenues we generate from the sale of certain products that we produce and sell are currently exempt from China's value added tax and enterprise income tax.  Pursuant to PRC tax laws and regulations, the proceeds from the sale of processed products, regardless whether consumed within the PRC or exported overseas, are exempt from VAT. In addition, tax rebates of VAT on Purchases are currently offered to all processed products which are exported overseas. We enjoyed export tax rebates of VAT on Purchases of $0.5 million, and $0.4 million for the fiscal years ended 2009 and 2008, respectively.

In addition, we also enjoy full exemption of income tax in respect of proceeds revenue generated from our cultivation of vegetables and collection of forest products. We did not pay any relevant effective income taxes in 2008 or 2009.  This exemption is reviewed on an annual basis and can be eliminated at any time.

The Ministry of Agriculture and the Agriculture Department of Fujian Province subsidizes a portion of the interest payments on our outstanding commercial loans.  In addition, the provincial government in Fujian Province subsidizes certain utilities costs, including water.  Elimination of these tax exemptions or subsidies would increase our taxes and expenses and reduce our profitability.

We compete in an industry that is brand-conscious, and unless we are able to establish and maintain brand name recognition our sales may be negatively impacted.

Our business is substantially dependent upon awareness and market acceptance of our products and brand by our targeted consumers.  We filed applications in 2009 for the following trademarks:  "幸福仁佳", "亚利达", "亚达飘香", "茶坪", "白熊", "小孩儿", "维多嘉", "圣达", "利好","早上好", "大眼晶", "亚达工夫" and "亚达". We have obtained the trademark right for the image of "亚达". In addition, our business depends on acceptance by our independent distributors and consumers of our brand.  Although we believe that we have made progress towards establishing market recognition for our brands in the Chinese organic food products industry, it is too early in the product life cycle of the brand to determine whether our products and brand will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

We compete in an industry characterized by rapid changes in consumer preferences, any inability to continue developing new products to satisfy our consumers' changing preferences would have a material adverse effect on our sales volumes.

Our products are processed from premium specialty organic foods and sell at a high price.  A decline in the consumption of our products could occur as a result of a change in consumer preferences, perceptions and spending habits at any time.  Future success will depend partly on our ability to anticipate or adapt to such changes and to offer, on a timely basis, new products that meet consumer preferences.  Our failure to adapt our product offering to respond to such changes may result in reduced demand and lower prices for our products, resulting in a material adverse effect on our sales volumes, sales and profits.

Our current market distribution and penetration is limited as compared with the potential market and so our initial views as to customer acceptance of a particular product can be erroneous, and there can be no assurance that true market acceptance will ultimately be achieved.  In addition, customer preferences are also affected by factors other than taste.  If we do not adjust to respond to these and other changes in consumer preferences, our sales may be adversely affected.

We rely on third-party distributors for a substantial portion of our sales, this could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

We sell products through both distributors and our own sales force.  Our domestic sales networks cover 10 provinces (cities) including Shanghai, Beijing, Tianjin, Shandong, Jiangsu, Zhejiang, Fujian, Hubei, Henan, Guangdong.  We typically do not enter into long-term agreements with third party distributors and have no control over their everyday business activities.  To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected.  Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control.  Some of these factors include: (i) the level of demand for our brand and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time ordered by distributors.

There can be no assurance that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution.  Furthermore, working capital limitations may make it impossible for us to do so.  Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our third party distributors in that particular geographic area, thus limiting our ability to maintain and expand our market, which will likely adversely effect our revenues and financial results.

We generally do not have long-term agreements with our third party distributors, and we may need to spend significant time and incur significant expense in attracting and maintaining key distributors.

Our marketing and sales strategy presently, and in the future, will rely on the performance of our independent distributors and our ability to attract additional distributors.  In some instances we have written agreements with our distributors but they are generally renewable at the beginning of every year.  In addition, the written agreements with our significant distributors do not guarantee as to the level of performance under those agreements, and generally those agreements may be terminated by the respective distributor upon notice of specified period.  There is also no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas.  Moreover, there is the additional possibility that we will have to incur significant expenses to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.  We may not have sufficient working capital to allow us to do so.

Failure to execute our business expansion plan could adversely affect our financial condition and results of operations.

We plan to increase our business through:

•	Development of new products such as our high PH bamboo shoot

•	Expansion of direct sales efforts

•	Expansion of our cold storage facilities

•	Launching of our exclusive, Yada-branded distribution locations in major cities.

As our business grows, we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including improvements to our accounting and other internal management systems by dedicating additional resources to our reporting and accounting functions, and improvements to our record keeping system.  We will need to respond to competitive market conditions and continue to enhance existing products and develop new products, and retain existing customers and attract new customers.  We will also need to recruit more personnel and train and manage our growing employee base.  Furthermore, we will need to maintain and expand our relationships with our current and future customers, suppliers, distributors and other third parties, and there is no guarantee that we will succeed.

If we encounter any of the risks described above, or are otherwise unable to establish or successfully operate additional production capacity or to increase production output, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability. As a result, our business, financial condition, results of operations and prospects may be adversely affected.

Because we experience seasonal fluctuations in our sales, our quarterly results of operations may fluctuate.

Our business is highly seasonal.  We are trying to mitigate the effect of seasonality by managing our portfolio of products and extending our sales season through additional cold storage facilities and new technologies like our high PH bamboo shoots.  However we still generate most of our sales from bamboo shoots.  Harvest season for bamboo shoots is from December to April.  Accordingly, a substantial portion of our revenues are earned during our first and fourth fiscal quarters.  We generally experience our lowest revenues during our second and third fiscal quarters.  Sales in the first and fourth fiscal quarters accounted for approximately 70% of our revenues for fiscal year ended 2009.  If sales in these quarters are lower than expected, it would have a disproportionately large adverse impact on our annual operating results.

Our past results may not be indicative of our future performance and evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years.  We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects.  Moreover, our ability to achieve satisfactory production results at higher volumes is unproven.  Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Mr. Zhan Youdai, Mr. Zhang He and Mr. Tsang Yin Chiu Stanley.  None of these key management members currently owns any shares of common stock or any other equity interest in the Company.    If we lose any of these key employees and are unable to find a qualified replacement in a timely manner, our business will be negatively impacted.  In addition, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  Significant turnover in our senior management could significantly deplete the institutional knowledge within our Company.

We do not have any independent directors and may be unable to appoint any qualified independent directors.

We currently do not have any independent directors.  We plan to appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange or NASDAQ, but we may not be able to identify independent directors qualified to be on our board.

Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brands and our reputation, and adversely affect our ability to compete effectively.  Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources.  We produce, market and sell our products under "幸福仁佳", "亚利达", "亚达飘香", "茶坪", "白熊", "小孩儿", "维多嘉", "圣达", "利好","早上好", "大眼晶", "亚达工夫" and "亚达". We have obtained the trademark right for the image of "亚达" and are currently applying for trademark protection for the other marks.  We cannot provide any assurance that the trademarks will be issued or that the issuance of the trademarks will provide adequate protection for our brands.  We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success.  We rely on a combination of trademark, patent, and trade secrecy laws, and contractual provisions to protect our intellectual property rights.  There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights.  In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights.  Any such claim or litigation could be costly and we may lack the resources required to defend against such claims.  In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, and profitably exploit our products.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, for companies that do not meet the definition of a "smaller reporting company" the independent registered public accounting firm auditing a company's financial statements must also attest to the operating effectiveness of the company's internal controls.  Since we just completed the acquisition of Sino Oriental on August 20, 2010, we have not evaluated Sino Oriental and its consolidated subsidiaries internal control systems in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404.  Under current law, we will be subject to the requirement to issue a report of management on the company's internal controls over financial reporting, beginning with our annual report for the fiscal year ending December 31, 2010.  Because we currently qualify as a smaller reporting company, we will not be required to include an attestation from our independent auditors.  We can provide no assurance that we will comply with all of the requirements imposed by SOX 404.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements.  We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our production facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions.  Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall.  In line with general industry practice in PRC, we do not maintain product liability insurance, business interruption insurance or third-party liability insurance against claims for property damage, personal injury and environmental liabilities. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business.  As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or the "FCPA", and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business.  We are also subject to Chinese anti-curruption law, which strictly prohibits the payment of bribes to government officials. We have operations, agreements with third parties and make sales in China, which may experience corruption.  Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our company, because these parties are not always subject to our control.  It is our policy to implement safeguards to discourage these practices by our employees.  Also, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible.  Violations of the FCPA or Chinese anti-curruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.  In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China.   Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China.  The PRC economy differs from the economies of most developed countries in many respects, including:

•	A higher level of government involvement

•	An early stage of development of the market-oriented sector of the economy

•	A rapid growth rate

•	A higher level of control over foreign exchange

•	The allocation of resources

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources.  While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in economic conditions or government policies in China could have a material adverse effect on the overall economic growth in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

Our operations are subject to a number of PRC food hygiene and safety laws and permit requirements; our failure to comply with existing regulations or to secure renewal of permits may adversely affect our operations and financial performance and lead to an increase in our costs which we may be unable to pass on to our customers.

Operators within the PRC organic food processing industry are subject to compliance with PRC food hygiene and safety laws and regulations.  Such laws and regulations require all enterprises engaged in the production of organic food based products to obtain a hygiene license.  They also set out hygiene standards with respect to food and food additives, packaging and containers, labeling on packaging as well as hygiene requirements for food production and sites, facilities and equipment used for the transportation and the sale of food.  Failure to comply with PRC food hygiene and safety laws may result in fines, suspension of operations, loss of hygiene license and, in certain cases, criminal proceedings against an enterprise and its management.

We operate under various permits and licences granted by relevant regulatory authorities in the PRC, including, inter alia, the Food Hygiene Licences (《食品卫生许可证》) and National Industrial Products Manufacturing Licences (《全国工业品生产许可证》). These permits and licences are generally valid for fixed periods and are renewable upon expiry. Our business and operations are subject to periodic checks by the relevant authorities in the PRC to ensure that we comply with the terms and conditions of these various permits and licences. As we are required to adhere to and maintain adequate health and hygiene standards imposed by the relevant authorities, our failure to do so may lead to the withdrawal, suspension and/or non-renewal of the permits and licences necessary for our operations, or penalties imposed on us.

Although we believe we are in compliance with current PRC food hygiene and safety laws and regulations, in the event that such laws and regulations become more stringent or widen in scope, we may fail to comply with such laws, or if we comply, our production and distribution costs may increase, and we may be unable to pass these additional costs on to our customers.  In such event, our business operations, financial performance and financial position may be adversely affected.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC.  Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises.  The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value.  Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China.  However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We are a Nevada holding company and most of our assets are located outside of the United States.  All of our current operations are conducted in the PRC.  In addition, all of our directors and officers are nationals and residents of countries other than the United States.  A substantial portion of the assets of these persons is located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States.  In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts.  Yuan Tai Law Offices, our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law.  Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.  China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States.  In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest.  So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

If we are found to have failed to comply with applicable laws, we may incur additional expenditures or be subject to significant fines and penalties.

Our operations are subject to PRC laws and regulations applicable to us.  However, many PRC laws and regulations are uncertain in their scope, and the implementation of such laws and regulations in different localities could have significant differences.  In certain instances, local implementation rules and/or the actual implementation are not necessarily consistent with the regulations at the national level.  Although we strive to comply with all the applicable PRC laws and regulations, we cannot assure you that the relevant PRC government authorities will not later determine that we have not been in compliance with certain laws or regulations.

In addition, our facilities and products are subject to many laws and regulations administered by the PRC State Administration for Industry and Commerce, the PRC State Administration of Taxation, the PRC Ministry of Health and Hygiene Permitting Office, the PRC General Administration of Quality Supervision, Inspection and Quarantine, and the PRC State Food and Drug Administration Bureau relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products.  Our failure to comply with these and other applicable laws and regulations in China could subject us to administrative penalties and injunctive relief, as well as civil remedies, including fines, injunctions and recalls of our products.  It is possible that changes to such laws or more rigorous enforcement of such laws or with respect to our current or past practices could have a material adverse effect on our business, operating results and financial condition.  Further, additional environmental, health or safety issues relating to matters that are not currently known to management may result in unanticipated liabilities and expenditures.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

All our sales revenue and expenses are denominated in RMB.  Under PRC law, the RMB is currently convertible under the "current account," which includes dividends and trade and service-related foreign exchange transactions, but not under the "capital account," which includes foreign direct investment and loans.  Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements.  However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future.  Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by our PRC operating subsidiary under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE.  In particular, if our PRC operating subsidiary borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiary by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts.  These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated.  Because substantially all of our earnings and cash assets are denominated in RMB and the net proceeds from the PIPE transaction will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following the PIPE transaction.  In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.  Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after the PIPE transaction that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar.  Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term.  Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations.  To date, we have not entered into any hedging transactions.  While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all.  In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our test equipment is imported from Japan.  In the event that the Japanese Yen appreciates against RMB, our costs for this equipment will increase.  In addition, approximately 14% of our revenues came from sales to customers in Japan in fiscal 2009.  If the Japanese Yen depreciates against the RMB the cost of our products would effectively increase to Japanese customers.  Any increase in price could result in decreased sales and profitability for that market, and our profitability and operating results would suffer.

Restrictions under PRC law on our PRC subsidiary's ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or complete acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiary.  However, PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.  Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital.  Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends.  Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Under the EIT Law, we may be classified as a "resident enterprise" of China.  Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

Under the New Income Tax Law, enterprises established outside the PRC whose "de facto management bodies" are located in the PRC are considered "resident enterprises" and their global income will generally be subject to the uniform 25.0% enterprise income tax rate. On December 6, 2007, the PRC State Council promulgated the Implementation Regulations on the New Income Tax Law (the "Implementation Regulations"), which define "de facto management bodies" as bodies that have material and overall management control over the business, personnel, accounts and properties of an enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a "resident enterprise" with its "de facto management bodies" located within the PRC if the following requirements are satisfied:

(i)	the senior management and core management departments in charge of its daily operations function mainly in the PRC;

(ii)	its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC;

(iii)	its major assets, accounting books, company seals, and minutes and files of its board and shareholders' meetings are located or kept in the PRC; and

(iv)	more than half of the enterprise's directors or senior management with voting rights reside in the PRC.

Because the EIT Law, its implementing rules and the recent circular are relatively new, no official interpretation or application of this new "resident enterprise" classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that SMSA Palestine Acquisition Corp. is a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow.  First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations.  In our case, this would mean that income such as interest on proceeds from the PIPE transaction and non-China source income would be subject to PRC enterprise income tax at a rate of 25%.  Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as "tax-exempt income," we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.  Finally, it is possible that future guidance issued with respect to the new "resident enterprise" classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.  We are actively monitoring the possibility of "resident enterprise" treatment for the 2010 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a "resident enterprise" by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with the reverse acquisition of Sino Oriental or challenges the delayed payment of acquisition consideration by Misaky, the reverse acquisition may be unwound, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the "M&A Rule", which became effective on September 8, 2006.  The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that have acquired a PRC domestic company for the purpose of listing the PRC domestic company's equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company's securities on an overseas stock exchange.  In addition, when an offshore company acquires a PRC domestic company, the offshore company is generally required to pay the acquisition consideration within three months after the issuance of the foreign-invested company license unless certain ratification from the relevant PRC regulatory agency is obtained.  On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.

In the opinion of our PRC counsel, Yuan Tai Law Offices, the M&A Rule concerning the CSRC approval for acquisition of a PRC domestic company by an offshore company controlled by PRC companies or individuals should not apply to our reverse acquisition of Sino Oriental because none of Fujian Yada, Sino Oriental and Misaky is a "Special Purpose Vehicle" or an "offshore company controlled by PRC companies or individuals" at the moment of acquisition. However, due to the substantial uncertainties regarding the interpretation and application of the M&A Rules by PRC governmental authorities, should a PRC governmental authority deem the Option Agreement that has been entered into between Cai Yangbo and Zhan Youdai dated August 20, 2010, as lacking in economic substance, such governmental authority could regard the transactions contemplated by the option agreement as affiliated acquisition and return investment for which MOC approval would be required.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction and in some situations, require approval of the PRC Ministry of Commerce when a foreign investor takes control of a Chinese domestic enterprise.  In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time.  The M&A Rule also requires PRC Ministry of Commerce anti-trust review of any change-of-control transactions involving certain types of foreign acquirers.  Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Failure to comply with PRC regulations relating to the Foreign Exchange Registration for Oversea Investment and Return Investment by PRC resident.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.

Mr. Zhan Youdai may have obtained the citizenship of the Philippines when he exercises his option rights and thus gains control our our company, However, under the Circular 75, a "domestic resident natural person" not only refers to a natural person who holds a resident identity card, a passport or other lawful identity certificate of the People's Republic of China, but also a natural person who has no legal identity inside China but habitually resides inside China due to reasons of economic interests. As a result, we are not sure whether Mr. Youdai Zhan will habitually resides inside China afterwards and whether he will comply with the requirements of Circular 75.

Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Any disruption in the supply of utilities or an outbreak of fire or other calamities at our production facilities may result in disruption in our production

The production processes at our production facilities are dependent on a continuous supply of utilities such as electricity and water. As all our production facilities are situated in the PRC, there is a possibility that the PRC authorities may, as a result of a shortage of power, ration the supply of utilities, such as electricity, and require our production facilities to shut down periodically. Any disruption to the supply of electricity and/or water or any outbreak of fire or similar calamities at our production facilities may result in the breakdown of our facilities, such as our cold storage facilities, which will in turn lead to deterioration or loss of our inventories. This could adversely affect our ability to fulfill our sales orders and consequently, our business operations, financial performance and financial position may be adversely affected.

There is inherent risk related to the farmer-collectively-owned land use rights held by the farmer households

The bulk of our cultivation and planting activities take place on our planting bases, which we lease from rural village cooperatives. All of our current leases are in the nature of farmer-collectively-owned land, and are leased from the farmer-households via the local Villagers' Committees (for more information on the role of the Villagers' Committees and the legal regime governing farmlands in the PRC, please refer to the section "Regulation— PRC Land Law".

(a) Title Certificates

The procedures and practice for issuing title certificates for farmer-collectively-owned land are less clear. Notwithstanding that PRC authorities have issued several legal directives and rules to regulate the process of issuing Collectively-owned Land Title Certificates (集体土地所有证) (for farmland) and Forest Title Certificates (林权证) (for forest land) to evidence the ownership of the farmers to the farmer-collectively-owned land, in practice, not many areas in the PRC have implemented such a system due to difficulties in identifying the proper owners for such farmer-collectively-owned lands, amongst other reasons (for more details regarding title certificates for farmer-collectively-owned land, please refer to the section "Regulation — PRC Land Law".

Because of these practical difficulties in the title registration system for farmer-collectively-owned land, all the farmer-collectively-owned land, the rural villages cooperatives that we lease from do not have the requisite title certificates evidencing the respective lessors' title. Without obtaining the title certificates, it is possible that the title to the land may be challenged.  If it is determined that the rural village cooperative that we lease from does not have title to the land our leases may be invalidated.  We have sought to mitigate such title risk by obtaining written confirmations from the following authorities in the PRC that our lessors own the relevant farmer-collectively-owned land:

(i) Songxi Forestry Bureau ( 松溪县林业局);
(ii) Songxi Agricultural Bureau (松溪县农业局);
(iii) Songxi State Owned Land Resources Bureau (松溪县国土资源管理局);

However, there is no assurance that the title of these lessors, and consequently our leases, will not be challenged.

(b) Rural Land Contracted Operation Rights

Under the PRC laws, farmers desiring to cultivate lands are required to enter into Contracted Farming Agreements (承包合同) with the Villagers' Committees or Rural Collective Economic Organisations (村集体经济组织) in order to legally obtain a Rural Land Contracted Operation Right (农村土地承包经营权).

Thereafter, the farmers should apply to the relevant Agriculture Bureau (农业局) or Forestry Bureau (林业局) which will then issue the Land Contracted Operation Right Certificate (土地承包经营权证) (for farmland) or the Forest Right Certificates (林权证) (for forest land) to certify that the farmer-household has obtained the Rural Land Contracted Operation Right (土地承包经营权证). Without obtaining such Rural Land Contracted Operation Right (土地承包经营权证), the relevant farmer-households would have no right to lease out the relevant Rural Land Contracted Operation Right (土地承包经营权证) to any third party. For more information regarding Rural Land Contracted Operation Right (土地承包经营权证) for farmer-collectively-owned land, please refer to the section "Regulation— PRC Land Law".

Due to the lack of a well-developed central filing and registration system of administration and supervision in the PRC rural areas, not many Villagers' Committees or Rural Collective Economic Organisations (村集体经济组织) in practice would formally sign Contracted Farming Agreements (承包合同) when granting Rural Land Contracted Operation Right (土地承包经营权) to farmer-households. We are not aware of any signed Contracted Farming Agreements (承包合同) between the farmer-households concerned and their respective Villagers' Committees or Rural Collective Economic Organisations (村集体经济组织), or any Land Contacted Operation Right Certificate (土地承包经营权证) or the Forest Right Certificates (林权证) issued by the relevant authorities, to evidence the rights of the farmer-households to legally lease out the Rural Land Contracted Operation Right (土地承包经营权) to the relevant farmer-collectively-owned lands to our Group. If the relevant farmer-households do not possess the Rural Land Contracted Operation Right (土地承包经营权证), the validity of the relevant leases may be challenged.

Although we have sought to mitigate such risk by obtaining confirmation letters from the relevant Villagers' Committees for most of the land leased by our Group that the Rural Land Contracted Operation Right (土地承包经营权) to the land had been properly granted to the relevant farmer-households as well as written confirmations from the competent Agriculture Bureau or Forestry Bureau in Songxi confirming that the relevant farmer-households possess legitimate Rural Land Contracted Operation Rights (土地承包经营权) to all the farmer-collectively-owned land leased to our Group, there is no assurance that such confirmations would not be revoked or otherwise rendered defective in any respect (for further details in relation to the confirmation letters obtained, please refer to the section "Regulation—PRC Land Law").

(c) Uncertainty of Authorization and Uncertainty of Waivers of Pre-emptive Rights

The rural village cooperatives that lease land to us are supposed to obtain waiver of pre-emptive right from all other farmer-households in the same village or Rural Collective Economic Organizations. However, in practice, the cooperatives or the lessors that we deal with do not obtain and keep record of such waiver letters. Without the other farmer-households' consent to waive their pre-emptive rights, the validity of the relevant leases may be challenged.

Although we have sought to mitigate the aforesaid risks by obtaining power of attorney and villager representatives' meeting resolutions from representatives of the farmer-households, there is no assurance that the waiver from representatives of these farmer-households actually exist or would not be rendered defective in any respect. to our knowledge, no proceedings and/or claims have been raised against us relating to the validity of our leases. However, we cannot provide any assurance that such proceedings or claims may not arise in the future. In the event of such proceedings and/or claims are brought against us, our business operations and financial performance may be adversely affected.

We are subject to environmental laws and regulations in the PRC

We are subject to various PRC environmental laws and regulations in the areas where we operate, including laws regulating the emission and discharge of waste materials into soil, air or water. We are also required to obtain and comply with environmental permits for certain operations. In addition, we are responsible for cleaning up in the event that our operations result in the contamination of the environment at our manufacturing facilities. If we violate or fail to comply with the requirements, we could be fined or otherwise sanctioned by regulators. If more stringent compliance or clean-up standards under environmental laws or regulations are imposed, or the results of future testing and analysis at our operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability.

We have obtained Pollutants Discharge Permit (《排污许可证》) for Fujian Yada, and are currently in the process of applying for the Pollutants Discharge Permit (《排污许可证》) for Yaxin. According to applicable PRC laws, the penalty for not obtaining the Pollutants Discharge Permit (《排污许可证》) is a maximum fine of up to RMB0.2 million. We do not know at this time whether we will incur any fines or penalties as a result of our failure to have such a permit.

Additional environmental matters may also arise in the future at sites where no problem is currently known. In the event of any non-compliance with environmental standards established by applicable laws and regulations or imposed by our customers, our business operations, financial performance, financial position and prospects may be adversely affected.

We may face claims and/or administrative penalties for non-execution of labour contracts or non-payment and/or under-payment of social insurance and housing fund in respect of our temporary workers and a part of our full-time employees

(a) Temporary Workers

We hire temporary workers to work in our processing factories on a temporary basis. We also, from time to time, hire farmers to work in our planting bases to handle due to the increased workload during harvesting seasons (collectively referred to as "Temporary Workers"). Please refer to the section "Employees" of this report for more information.  Prior PRC law was unclear with respect to our obligations to enter into labour contracts with, or pay any social insurance or housing funds for, our Temporary Workers, and historically we did not enter into such contracts or pay social insurance for our Temporary Workers.  With the implementation of PRC Labour Contract Laws (中华人民共和国劳动合同法 , "PRC Labour Contract Law") which came into effect from January 1, 2008 and the Implementation Regulations for the Labour Contract Laws (中华人民共和国劳动合同法实施条例) which came into effect September 18, 2008, the PRC government has been adopting increasingly stringent supervision standards over the labour market in the PRC, in particular the farmer workers. In view of the new legal environment, beginning February 1, 2006, we appointed a licensed employment service agent, Nanping Labour Dispatch Services Co., Ltd., Songxi Branch (南平市劳务派遣服务有限公司松溪分公司) to hire our Temporary Workers and dispatch such workers to our operating subsidiaries. Under this arrangement, the Temporary Workers are employees of the dispatch agent, and the agent undertakes the legal obligation to enter into labor contracts and to pay the social insurance and/or housing fund for the workers. The agent also confirms to us that it has undertaken all legal obligations as required by, and complied with all compulsory requirements of, applicable PRC labour laws and regulations. Despite the labor arrangement, according to the PRC Labour Contract Law, in the event that the agent violates applicable PRC labor law, resulting in damages to the employees, we may be held liable to compensate the Temporary Worker for such losses. Although we would be entitled to compensation by the agent for such losses, there is no assurance that the compensation we recovered, if any, would be sufficient to cover the losses incurred.  We have obtained certain letters issued by the competent labor authorities and housing fund authorities confirming that we have not been penalized by the labor authorities or housing fund authorities. Nevertheless, we may still be subject to a late charge of 0.2% of the outstanding social insurance contribution per day, a fine ranging from RMB10,000 to RMB50,000 for not attending to housing fund registration, and face proceedings or claims brought by the Temporary Workers, for non-execution of labor contracts and/or non-payment of social insurance or housing fund in respect of the Temporary Workers we hired before September 2008. Due to the nature of our business, these Temporary Workers were employed during our peak harvesting seasons and they were paid on an hourly basis. However, as the turnover of our Temporary Workers was high, with some Temporary Workers working for durations as short as a week, we faced practical difficulty in maintaining a register to estimate and make payment for the amount of outstanding social insurance liability for such Temporary Workers. As a result, we are not able to quantify any our potential liability (if any).  To date, we have neither received any verbal or written rectification notice from the labor authority or housing authority nor received any complaints or claims from any of our Temporary Workers regarding these matters. However, we are unable to give any assurance that such administrative penalties will not be imposed on us or such claims will not arise in the future. In the event any claims are brought by the Temporary Workers, we may be required to pay the administrative penalties and compensation and our business operations and financial performance may be adversely affected.

(b) Full-time Employees

Our PRC operating subsidiaries have not paid, or have not been able to pay certain past social insurance for their full-time employees due to differences in local regulations and inconsistent implementation or interpretation by local authorities in the PRC, insufficient understanding of our legal obligations, and different levels of acceptance of the social insurance by the full-time employees.  We have attempted to rectify the under-payment and non-payment. However, the relevant local authorities in the PRC have stated that it is not possible to process rectification payments. Our PRC operating subsidiaries have begun paying the social insurance contributions for certain of their full-time employees based on their actual received salaries, but they have not been able to rectify the prior under-payment and non-payment.  Although we have sought to mitigate such risk by obtaining certain written confirmations from the applicable labor authorities and housing fund authorities confirming that no penalty has been imposed on us, our PRC operating subsidiaries may still be subject to a late charge at 0.2% per day of the outstanding social insurance contribution, a fine ranging from RMB10,000 to RMB50,000 for not attending to housing fund registration, and face proceedings or claims for the aforesaid under-payment or non-payment of social insurance and housing fund in respect of their full-time employees. We have neither received any verbal or written rectification notice from labour authority or housing fund authority nor received any complaints or claims from any of our full-time employees relating to the aforesaid under-payment or non-payment. However, we are unable to give any assurance that such administrative penalties will not be imposed on us or such claims may not arise in the future and our business operations, financial performance and financial position may not be adversely affected.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

There is no current market for our Common Stock.

While our common stock is qualified for listing on the OTC Bulletin Board, there is currently no trading in our common stock. We cannot provide any assurances as to when our common stock will begin trading or that an active market will develop for our common stock.

Our common stock is subject to penny stock rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with net worth's in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)).  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  This rule adversely affects the ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares of common stock.

Additionally, our common stock is subject to the SEC regulations for "penny stock."  Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock.  The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of our common stock.

The concentration of ownership of our securities by our controlling stockholder who does not participate in the management of our business can result in stockholder votes that are not in our best interests or the best interests of our minority stockholders.

Mr. Cai Yangbo owns approximately 61% of our outstanding voting securities, giving him controlling interest in the Company.  However, Mr. Cai is not an executive officer or director of the Company and is not a participant in any way in the day to day affairs of the Company.  Mr. Cai may have little or no knowledge of the details of the Company's operations and does not participate in the corporate governance of the Company.  In addition, this concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders.  These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions.  The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock.  In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party.  The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

OVERVIEW

We are a green and organic food company with headquarters in Fujian Province, China.  We currently provide over 100 kinds of fresh and processed products in three principal categories, bamboo shoot products, fresh vegetable and fruit, and processed vegetables.  We have an integrated production line consisting of planting, manufacturing and sales of final products.  We can supply around most of fresh raw material from our own land.  We conduct our operations in China and sell products in 10 provinces and administrative regions in China as well as the Japanese market.  We sell products through over 80 distributors and through our own direct sales force.

Our prior year sales revenue grew by approximately 54% in the fiscal year ended December 31, 2009 to $39.8 million, from $25.8 million in the prior year.  Net income grew by approximately 81% in the fiscal year ended December 31, 2009 to $12.1 million from $6.7 million in the prior year.  Our gross margin for the fiscal year ended December 31, 2009 was approximately 33%.

In the first six months of 2010, our sales revenue grew by 70% to $32.7 million, from $19.2 million in the same period of 2009.  Net income grew by 122% in the first six months of 2010 to $8.2 million, from $3.7 million in the same period of 2009.  Our gross margin for the first six months of 2010 was 30%.

RESULTS OF OPERATIONS

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

The following table sets forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our net sales.

 (All amounts, other than percentage, in thousands of US dollars)

Item	For the three months ended June 30, 2010		For the three months ended June 30, 2009
(Unaudited)	(As reported)		(As reported)
	In Thousands	As a Percentage	In Thousands	As a Percentage
		of Net Sales		of Net Sales
Net Sales	$9,996	100%	4,789	100%
Cost of Sales	(7,135)	(71%)	(3,981)	(83%)
Gross profit	2,861	29%	808	17%
Selling and administrative expenses	(736)	(8%)	(236)	(5%)
Operating income	2,125	21%	572	12%
Government Grant Income	14	-	-	-
Other net loss	(84)	(1%)	(44)	(1%)
Net finance costs	(126)	(1%)	(121)	(3%)
Income before income taxes	1,929	19%	407	8%
Income tax credit	192	2%	131	3%
Net income	2,121	21%	538	11%

The functional currency of the Company is RMB; however, our financial information is expressed in USD.  The results of operations reported in the table above is based on the exchange rate of RMB 6.817 to $1 for the three months ended June 30, 2010 and the rate of RMB 6.823 to $1 for the three months ended June 30, 2009.

Net Sales.  Our net sales consist of revenue derived from the sale of our food products, less discounts and returns.  For the three months ended June 30, 2010 our net sales were $10.0 million compared to $4.8 million for the same period last year, an increase of $5.2 million or 109%.  The increase was primarily due to increased market demand for our products, the sales of our newly launched high PH bamboo shoots, as well as the increased sales prices in Chinese domestic market.

Cost of Sales.  Our cost of sales is primarily comprised of the costs of our raw materials, labor, overhead and sales tax.  For the three months ended June 30, 2010 our cost of sales were $7.1 million compared to $4.0 million for the same period last year, an increase of $3.2 million or 79%.  This increase was primarily due to the increase of sales volume.  As a percentage of net sales, the cost of sales decreased to 71% for the three months ended June 30, 2010 from 83% for the three months ended June 30, 2009.

Gross Profit and Gross Margin.  Our gross profit is equal to our net revenues less our cost of sales.  Our gross profit was $2.9 million for the three months ended June 30, 2010, compared to $0.8 million for the same period last year, an increase of $2.1 million or 254 percent.  Gross profit as a percentage of net sales was 29% and 17% for the three months ended June 30, 2010 and 2009, respectively.  The increase in the gross margin was primarily driven by the increase in average sales prices of both processed and fresh produce in Chinese domestic market and the contribution from our high gross margin new product-high PH bamboo shoots.

Selling and Administrative Expenses.  Our selling and administrative expenses increased $0.5 million, or 212%, to $0.7 million for the three months ended June 30, 2010 from $0.2 million for the three months ended June 30, 2009.

Our administrative expenses primarily include the costs associated with staff and support personnel who manage our business activities, office expense, professional fees paid to third parties, foreign exchange expense, and depreciation of non-production facilities.  Our administrative expenses increased $0.17 million, or 102%, to $ 0.34 million for the three months ended June 30, 2010 from $0.17 million for the three months ended June 30, 2009. The increase is mainly attributed to the professional fees paid to third parties that we did not incur during the three months ended June 30, 2009, and the increase in salaries, depreciation costs and travel expenses. As a percentage of net sales, administrative expenses for the three months ended June 30, 2010 was 3%, as compared to 4% for the three months ended June 30, 2009.  This percentage decrease was the result of the relatively slower increase in administrative expensed as compared to the significant increase in net sales for the period.

Our selling expenses include sales commissions, the cost of promotional materials, salaries and fringe benefits of sales personnel, transportation costs and other sales related costs.  Our selling expenses increased to $0.4 million for the three months ended June 30, 2010.  We did not have material selling expenses for the three months ended June 30, 2009. As a percentage of net sales, selling expenses for the three months ended June 30, 2010 was 4%, as compared to 1% for the three months ended June 30, 2009. Both the dollar and percentage increase of our selling expenses is generally attributable to the increase in the expenses associated with our sales expansion in Chinese domestic market.

Net Finance Costs.  Our net finance costs remained relatively unchanged at $0.1 million for both the three months ended June 30, 2010 and the three months ended June 30, 2009.

Income Taxes.  We had income tax credit of $0.19 million for the three months ended June 30, 2010, an increase of $0.06 million from $0.13 million for the three months ended June 30, 2009. The increase was primarily attributable to the increase of tax loss.

Net Income.  Our net income increased by $1.6 million or 294%, to $2.1 million for the three months ended June 30, 2010 from $0.5 million for the three months ended June 30, 2009.  The main reasons for the growth of our net income were due to the changes in our other key components of our results of operations discussed above.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

The following table sets forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our net sales.

 (All amounts, other than percentage, in thousands of US dollars)

Item	For the six months ended June 30, 2010		For the six months ended June 30, 2009
(Unaudited)	(As reported)		(As reported)
	In Thousands	As a Percentage	In Thousands	As a Percentage
		of Net Sales		of Net Sales
Net Sales	$32,651	100%	19,178	100%
Cost of Sales	(22,925)	(70%)	(15,173)	(79%)
Gross profit	9,726	30%	4,005	21%
Selling and administrative expenses	(1,204)	(4%)	(568)	(3%)
Operating income	8,522	26%	3,437	18%
Government Grant Income	31	-	12	-
Other net income	151	1%	274	1%
Net finance costs	(363)	(1%)	(232)	(1%)
Income before income taxes	8,341	26%	3,491	18%
Income tax (provision) credit	(168)	(1%)	181	1%
Net income	8,173	25%	3,672	19%

The functional currency of the Company is RMB; however, our financial information is expressed in USD.  The results of operations reported in the table above is based on the exchange rate of RMB 6.817 to $1 for the six months ended June 30, 2010 and the rate of RMB 6.823 to $1 for the six months ended June 30, 2009.

Net Sales.  Our net sales consist of revenue derived from the sale of our food products, less discounts and returns.  For the six months ended June 30, 2010 our net sales were $32.7 million compared to $19.2 million for the same period last year, an increase of $13.5 million or 70%. The increase was primarily due to increased market demand for our products in both Chinese domestic market and Japanese market, sales of our new products, increased sales prices as well as our efforts on expanding Chinese domestic market.

Cost of Sales.  Our cost of sales is primarily comprised of the costs of our raw materials, labor, overhead and sales tax.  For the six months ended June 30, 2010 our cost of sales were $22.9 million compared to $15.2 million for the same period last year, an increase of $7.7 million or 51%.  This increase was primarily due to the increase of sales volume.  As a percentage of net sales, the cost of sales decreased to 70% for the six months ended June 30, 2010 from 79% for the six months ended June 30, 2009.

Gross Profit and Gross Margin.  Our gross profit is equal to our net revenues less our cost of sales.  Our gross profit was $9.7 million for the six months ended June 30, 2010, compared to $4.0 million for the same period last year, an increase of $5.7 million or 143%.  Gross profit as a percentage of net sales was 30% and 21% for the six months ended June 30, 2010 and 2009, respectively.  The increase in the gross margin was primarily driven by the increase in average sales prices of processed produce in Japanese market and both processed and fresh produce in Chinese domestic market, which benefited from our dedicated efforts on developing new sales channels. In addition, our high margin new products also contributed to our profitability.

Selling and Administrative Expenses.  Our selling and administrative expenses increased $0.6 million, or 112%, to $1.2 million for the six months ended June 30, 2010 from $0.6 million for the six months ended June 30, 2009.

Our administrative expenses primary include the costs associated with staff and support personnel who manage our business activities, office expense, professional fees paid to third parties, foreign exchange expense, and depreciation of non-production facilities.  Our administrative expenses increased $0.16 million, or 35%, to $ 0.6 million for the six months ended June 30, 2010 from $0.5 million for the six months ended June 30, 2009. The increase is mainly attributed to the professional fees paid to third parties that we did not incur during the six months ended June 30, 2009, and the increase in salaries, depreciation costs and travel expenses. As a percentage of net sales, administrative expenses for the six months ended June 30, 2010 was 2%, slightly lower than general and administrative expenses as a percentage of net sales for the six months ended June 30, 2009.  This percentage decrease was the result of the relatively slower increase in administrative expenses as compared to the significant increase in net sales for the period. It shows an improvement in cost effectiveness as the growth of our business scale.

Our selling expenses include sales commissions, the cost of promotional materials, salaries and fringe benefits of sales personnel, transportation costs and other sales related costs.  Our selling expenses increased to $0.6 million for the six months ended June 30, 2010, compared to $0.1 million for the same period last year, an increase of $0.5 million.  We did not have material selling expenses for the six months ended June 30, 2009. As a percentage of net sales, selling expenses for the six months ended June 30, 2010 was 2%, as compared to 0.6% for the six months ended June 30, 2009. Both the dollar and percentage increase of our selling expenses is generally attributable to the increase in the expenses associated with our sales expansion in Chinese domestic market and branding activities,

Net Finance Costs.  Our net finance costs, increased $0.1 million, or 57%, to $0.36 million for the six months ended June 30, 2010 from $0.23 million for the six months ended June 30, 2009. The increase is mainly due to increase in average bank loan balances.

Income Taxes.  We incurred income tax expenses of $0.17 million for the six months ended June 30, 2010, as compared to an income tax credit of $0.18 million for the six months ended June 30, 2009. This was primarily attributable to an increase in assessable profits.

Net Income.  Our net income increased by $4.5 million or 122%, to $8.2 million for the six months ended June 30, 2010 from $3.7 million for the six months ended June 30, 2009.  The main reasons for the growth of our net income were due to the changes in our other key components of our results of operations discussed above.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

The following table sets forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our sales.

(All amounts, other than percentage, in thousands of US dollars)

Item	Year Ended December 31, 2009		Year Ended December 31, 2008
(Audited)
		As a Percentage		As a Percentage
		of Net Sales		of Net Sales
Net Sales	$39,804	100%	$25,775	100%
Cost of Sales	(26,480)	(67%)	(17,722)	(69%)
Gross profit	13,324	33%	8,053	31%
Selling and administrative expenses	(991)	(2%)	(733)	(3%)
Operating income	12,333	31%	7,320	28%
Government grant income	205	1%	72	-
Other net income (expense)	100	-	(102)	-
Net finance costs	(424)	(1%)	(470)	(2%)
Income before income taxes	12,214	31%	6,820	26%
Income taxes	(97)	-	(87)	-
Net income	12,117	31%	6,733	26%

Net Sales.  Our net sales consist of revenue derived from the sale of our food products, less discounts and returns.  For the fiscal year ended 2009 our net sales were $39.8 million compared to $25.8 million for the same period last year, an increase of $14.0 million or 54%.  The main reasons for the growth of our net sales were increased market demand for our products, expansion of our customer base, the increase in average sales prices in both Chinese domestic and Japanese market, and increased brand recognition in Chinese domestic market.

Our fresh produce segment includes fresh agricultural produce and bamboo wood, solely targeting domestic Chinese market. The net sales of fresh produce increased by 56% in 2009 to $31.96 million from $20.43 million in 2008. The processed produce segment includes processed bamboo shoots and other processed vegetables sold in both Chinese domestic and Japanese market, The net sales of our processed produce segment increased by 47%  from $5.3 million for the fiscal year ended 2008 to $7.8 million for the fiscal year ended 2009.

Cost of Sales.  Our cost of sales is primarily comprised of the costs of our raw materials, labor, overhead and sales tax.  For the fiscal year ended 2009 our cost of sales were $26.5 million compared to $17.7 million for the same period last year, an increase of $8.8 million or 49%.  This increase was primarily due to the increase of sales volume.  As a percentage of net sales, the cost of sales decreased to 67% for the fiscal year ended 2009 from 69% for the fiscal year ended 2008.

Gross Profit and Gross Margin.  Our gross profit is equal to our net revenues less our cost of sales.  Our gross profit was $13.3 million for the fiscal year ended 2009, compared to $8.1 million for the same period last year, an increase of  $5.3 million or 65%.  Gross profit as a percentage of net sales was 33% and 31% for the fiscal year ended 2009 and 2008, respectively.  The increase in the gross margin was primarily driven by increased export sales prices to the Japanese market, as well as the decrease in per unit overhead cost due to higher utilization rate of our capacity in 2009.

Selling and Administrative Expenses.  Our selling and administrative expenses increased $0.3 million, or 35%, to $1.0 million for the fiscal year ended 2009 from $0.7 million for the fiscal year ended 2008.

Our administrative expenses primary include the costs associated with staff and support personnel who manage our business activities, office expense, professional fees paid to third parties, foreign exchange expense, and depreciation of non-production facilities.  Our administrative expenses increased $0.2 million, or 56%, to $0.7 million for the fiscal year ended 2009 from $0.5 million for the fiscal year ended 2008. The increase is mainly attributed to increase in depreciation and foreign exchange expenses. As a percentage of net sales, administrative expenses were 2% of net sales for both the fiscal years ended 2009 and 2008.

Our selling expenses include sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel, transportation costs and other sales related costs.  Our selling expenses remained unchanged at $0.3 million for the fiscal years ended 2009 and 2008. As a percentage of net sales, selling  expenses decreased to 0.7% of net sales for the fiscal year ended 2009 from 1% of net sales for the fiscal year ended 2008.  The reduction is principally rebated to shifting more of the transportation cost burden to our customers in 2009.

Net Finance Costs. Our net finance costs decreased $0.1 million to $0.4 million for the fiscal year ended 2009 from $0.5 million for the fiscal year ended 2008.  The decrease in net finance costs was primarily attributable to a decrease in interest rates.

Income Taxes.  Our income taxes were largely unchanged at $0.1 million for both 2009 and 2008.

Net Income.  Our net income increased $5.4 million or 81%, to $12.1 million for the fiscal year ended 2009 from $6.7 millionfor the fiscal year ended 2008.

Liquidity and Capital Resources

As of June 30, 2010 and December 31, 2009, we had cash and cash equivalents of approximately $3.5 million and $0.4 million, respectively.  The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

Cash Flow
(All amounts in thousands of U.S. dollars)

	Six Months Ended June 30, (Unaudited)		Year Ended December 31 (Audited)

	2010	2009	2009	2008
Net cash provided by operating activities	$6,949	1,615	$1,235	1,911
Net cash used in investing activities	(625)	(2,014)	(2,026)	(1,169)
Net cash (used in) provided by financing activities	(3,253)	669	1,129	(904)
Effect of exchange rate on cash and cash equivalents	14	--	--	13
Cash and cash equivalents at the beginning of the period	421	83	83	232
Cash and cash equivalents at the end of the period	3,506	353	421	83

Cash Flows from Operating Activities.

Net cash provided by operating activities was $6.9 million for six months ended June 30, 2010, an increase of $5.3 million from $1.6 million for six months ended June 30, 2009.  The increase of net cash provided by operating activities was primarily attributable to the additional net income generated in the period.

Net cash provided by operating activities was $1.2 million in fiscal year 2009, a decrease from $1.9 million ofnet cash provided by operating activities in fiscal year 2008.  The decrease in net cash provided by operating activities was primarily attributable to a reduction in the amount of cash received in advance of order shipment.  In 2008, we had $4.9 million in advance receipts for product, while advance receipts was $1.2 million in 2009.

Cash Flows from Investing Activities.

Net cash used in investing activities for the six months ended June 30, 2010 was $0.6 million  compared to $2.0 million for the six months ended June 30, 2009.

Net cash used in investing activities in fiscal year 2009 was $2.0 million, as compared to $1.2 million in fiscal year 2008.  We acquired approximately $2.0 million of property, plant and equipment in each year, but sold equipment in 2008 for approximately $0.8 million in cash proceeds.

Cash Flows from Financing Activities.

Net cash used in financing activities was $3.3 million in the six months ended June 30, 2010.  The net cash used in financing activities for the six months ended June 30, 2010 was mainly attributable to repayments of advances from related parties.

Net cash provided by financing activities totaled $1.1 million in fiscal year 2009, compared to net cased used in financing activities of $0.9 million in fiscal year 2008.  The increase of net cash provided by financing activities was primarily due to increases in secured borrowings of $2.3 million offset by repayments of advances from related parties.

As of June 30, 2010 and December 31, 2009, the Company's banking facilities were composed of the following:

(All amounts, other than percentages, in thousands of U.S. dollars)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Secured short-term borrowings	$6,952,560	$6,645,510
Current maturities of secured long-term borrowings	307,121	283,865

	7,259,681	6,929,375

Secured long-term borrowings
Interest bearing :
- at 2.4% per annum	285,026	283,865
- at 14.4% per annum	22,095	22,005

	307,121	305,870
Less: current maturities	(307,121)	(283,865)

	$-	$22,005

Capital Expenditures

Our capital expenditures were $0.9 million and $2.0 million for the six months ended June 30, 2010 and the fiscal year ended December 31, 2009, respectively.  Our capital expenditures were mainly used to acquire property, plant and equipment toexpand our production capacity.  Our material capital expenditure requirement for fiscal year 2010 is expected to be approximately $2.9 million, which will be used for constructing additional cost storage and preliminary processing facilities.

Capital Resources

At June 30, 2010 we did not have any unused credit facility that was available to us.  Subsequent to the end of the quarter, we raised an aggregate of $15.3 million through the sale of 1,939,407 newly issued shares of the our common stock and warrants to purchase an additional 387,881 shares of common stock to institutional investors in a private placement transaction.

We believe that our cash on hand, cash flow from operations, together with the net proceeds from the private offering referenced above and anticipated additional cash resources will meet our expected capital expenditure and working capital requirements for the next 12 months.  In addition, we may, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity or other investments or acquisitions we may decide to pursue.  If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities.  The sale of additional equity securities could result in dilution to our stockholders.  The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations.  Financing may not be available in amounts or on terms acceptable to us, if at all.  Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Critical Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.  As of December 31, 2009 and 2008, almost all the cash and cash equivalents were denominated in RMB and were placed with banks in the PRC.  They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.  The remaining insignificant balance of cash and cash equivalents were denominated in United States Dollars and Japanese Yen ("JPY").

Restricted cash

Deposits in banks pledged as securities for bills payable and forward foreign currency exchange contracts (See Note 4 to the Consolidated Financial Statement on page F-18) that are restricted in use are classified as restricted cash under current assets.

Allowance for doubtful debts

We establish an allowance for doubtful accounts based on management's assessment of the collectibility of trade receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, we consider the historical level of credit losses and applies percentages to aged receivable categories. We make judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting years, we established the general provisioning policy to make allowance equivalent to 30% of gross amount of trade receivables due between one and two years and 100% of gross amount of accounts receivable due over 2 years.  Additional specific provision is made against trade receivables whenever they are considered to be doubtful.

Bad debts are written off when identified.  We extend unsecured credit to certain customers ranging from one to three months in the normal course of business. We do not accrue interest on trade accounts receivable.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by us and no significant additional bad debts have been written off directly to the profit and loss.  This general provisioning policy has not changed in the past since establishment and the management considers that the aforementioned general provisioning policy is adequate and not too excessive and does not expect to change this established policy in the near future.

Inventories

Inventories are stated at the lower of cost or market.  Cost is computed using the weighted average cost method for finished goods, raw materials and packaging materials. Finished goods include fresh and processed produce while raw materials and packaging materials consist primarily of purchased fresh and processed produce and containers.

Expenditures on bamboo and other growing crops are valued at the lower of cost or market and are deferred and charged to cost of sales when the related produce is harvested and sold. The deferred growing costs included in inventories in the consolidated balance sheets consist primarily of land rental cost and service costs.

In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  Our reserve requirements generally increase or decrease with our projected demand requirements and market conditions. We estimate the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, we estimate net realizable value based on intended use, current market value and inventory ageing analyses.  We write down the inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Based on the above assessment, we established a general provision to make a 20% provision for inventories aged between one and two years and 100% provision for inventories aged over 2 years.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on the straight-line basis (after taking into account the respective estimated residual values) over the estimated useful lives of property, plant and equipment.  The principal useful lives and residual value are as follows :-

	Estimated useful lives	Residual value

Buildings	30 years	5%
Plant and machinery	5 - 10 years	5%
Motor vehicles	5 years	5%
Electronic equipment	5 years	5%
Leasehold improvement	Over lease term	-

Maintenance or repairs are charged to expense as incurred.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress mainly represents expenditures in respect of our offices and factories under construction. All direct costs relating to the acquisition or construction of the Company's office and factories are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Land use rights

Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with ASC 360-10-45 "Impairment or Disposal of Long-Lived Assets" (previously Statement of Financial Accounting Standards ("SFAS") No. 144). We periodically evaluate potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  We recognize impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.  During the reporting periods, we have not identified any indicators that would require testing for impairment.

Capitalized interest

The interest cost associated with the major development and construction projects is capitalized and included in the cost of the project.  When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using weighted-average cost of our outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Revenue recognition

Revenue from sales of our products is recognized upon customer acceptance, which occurs at the time of delivery to customer, provided persuasive evidence of an arrangement exists, such as signed sales contract, the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to its customers with no significant post-delivery obligation on our part, the sales price is fixed or determinable and collection is reasonably assured.

Revenue from sales of our product represents the invoiced value of goods, net of the value-added tax ("VAT"). Our processed produce products that are sold in the PRC are subject to VAT at a rate of 17% of the gross sales price. This VAT may be offset by VAT we pay on raw materials, other materials or costs included in the cost of producing our processed produce products.

Government grants

Government grants are received for compensation of finance costs already incurred or for good performance of the Company and are recognized when the approval documents are obtained from the relevant government authorities.

For compensation of finance costs, we match and offset the government grants with the finance costs as specified in the grant approval document in the corresponding period when such expenses are incurred.  Government grants received for good performance of the Company are recognized as income in the period they become recognizable.

Cost of sales

Cost of sales consists primarily of land rental cost and service costs, materials costs, purchasing and receiving costs, inspection costs, wages, employee compensation, depreciation and related costs, which are directly attributable to the cost of fresh and processed produce and production of products.  Write-down of inventories to lower of cost or market is also recorded in cost of sales.

Administrative expenses

Administrative expenses consist primarily of office expenses, entertainment, traveling expenses, depreciation, audit fee, salaries and staff pension which are incurred at the administrative level and exchange difference.

Selling expenses

Selling expenses consist primarily of advertising, salaries and transportation costs incurred during the selling activities.

Income taxes

We use the asset and liability method of accounting for income taxes pursuant to ASC 740 "Income Taxes" (previously SFAS No. 109).  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

We file separate tax returns in the United States and China.  Income taxes of the Company's PRC subsidiary are calculated in accordance with taxation principles currently effective in the PRC.  For SMSA Palestine Acquisition Corp., applicable U.S. tax laws are followed.  We expect that the tax rate of 25% currently applicable to Fujian Yada will remain unchanged in 2010.

In 2007, China passed the New EIT Law and its implementing rules, both of which became effective on January 1, 2008.  The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous law.  The New EIT Law, however, (i) reduces the statutory rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria.

Substantially all of our income may be derived from dividends it receives from its PRC operating subsidiaries described above.  The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes.  We expect that such 10% withholding tax will apply to dividends paid to it by its PRC subsidiaries but this treatment will depend on our status as a non-resident enterprise.  For detailed discussion of PRC tax issues related to resident enterprise status, see "Risk Factors — Risks Associated with Doing Business in China — Under the New EIT Law, we may be classified as a 'resident enterprise' of China.  Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders."

Advertising, transportation, research and development expenses

Advertising, transportation, research and development expenses are charged to expense as incurred.

Dividends

Dividends are recorded in our financial statements in the period in which they are declared.

Comprehensive income

We have adopted ASC 220, "Comprehensive Income" (previously SFAS No. 130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Components of comprehensive income include net income and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies. We  maintain our financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company that are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholder's equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders' equity.

Derivative financial instruments

We account for derivative financial instruments in accordance with the Topic ASC 815 "Derivatives and Hedging". The topic requires us to recognize the value of derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated as a hedge and qualifies as part of a hedging relationship.

We enter into foreign currency forward exchange contracts ("forward exchange contracts") to manage its exposure to the foreign currency exchange risk related to the trade receivable denominated in JPY. We do not enter into forward exchange contracts for trading or speculative purposes. In accordance with US GAAP, the forward exchange contracts are considered as "derivatives not designated as hedging instruments". Therefore, the forward exchange contracts are recorded at fair value, with the gain or loss on these transactions recorded in the consolidated statements of income within "other net income (loss)" in the period in which they occur.

Recent Accounting Pronouncements

See Note 3 to our audited consolidated financial statements for the years ended December 31, 2009 and 2008 beginning on page F-15 and our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2010 and 2009 beginning on page F-37.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 20, 2010, information with respect to the securities holdings of (i) our officers and directors, and (ii) all persons which, pursuant to filings with the SEC and our stock transfer records, we have reason to believe may be deemed the beneficial owner of more than five percent (5%) of the Common Stock.  The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise.  Beneficial ownership may be disclaimed as to certain of the securities.  This table has been prepared based on 14,729,756 shares of Common Stock outstanding as of August 20, 2010, as well as 523,640 warrants to purchase common stock which may be exercised within 60 days as of August 20, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (1)
Officers and Directors
Yang Yongjie Unit 30, Block 5, 17 Fang Cao Xi Yi Jie, Chengdu, Sichuan Province, China, 610000	800	*
ZhanYoudai Shuinan Industrial Area, Songxi County, Fujian Province 353500, China	--	*
Tsang Yin Chiu Stanley Shuinan Industrial Area, Songxi County, Fujian Province 353500, China	--	*
Zhang He Shuinan Industrial Area, Songxi County, Fujian Province 353500, China	--	*
All directors and executive officers as a group (3 persons)
5% Shareholders
Cai Yangbo Room 2105, West tower, Shun Tak Centre 200 Connaught Road Central, Hong Kong	8,987,027	61.01
CID Group Greater China Venture Fund III, LP 28F, 97 Tun Hwa S. Rd. Sec 2, Taipei	1,269,036	8.62
_____________________
* Less than one percent

MANAGEMENT

Directors and Executive Officers

Prior to the date of the Exchange Agreement, our Board of Directors consisted of one sole director, Yang Yongjie, who was elected to serve until his successor is duly elected and qualified or until the next annual meeting of our stockholders. Mr. Yang Yongjie has submitted a letter of resignation and each of Mr. ZhanYoudai and Mr. Zhang He has been appointed to our Board of Directors. The appointment of  Mr. ZhanYoudai was effective on the date of the Exchange Agreement, while Mr. Yang's resignation and Mr. Zhang He's appointment will become effective on the date that is ten days following the date that we file a Schedule 14F-1 and mail it to our registered stockholders. In addition, effective on the date of the Exchange Agreement Mr. Yang resigned each of his officer positions with our company and we appointed Mr. Zhan our Chief Executive Officer, and appointed Mr. Tsang our Chief Financial Officer and Secretary.

The names of our current officers and directors and the incoming directors, as well as certain information about them, are set forth below:

Name	Age	Position(s)
Yang Yongjie	43	Chief Executive Officer, President and Director(1)
ZhanYoudai	41	Chief Executive Officer and Director
Tsang Yin Chiu Stanley	36	Chief Financial Officer and Secretary
Zhang He	53	Director
(1) Former CEO and President prior to the Closing Date and current director until the Effective Date.

Mr. Yang Yongjie served as our sole officer and director since November 4, 2009.  He resigned his officer positions effective on the Closing Date, and has resigned his directorship effective on the Effective Date.  During his tenure as our Chief Executive Officer he was responsible for all of our overall operations.  Mr. Yongjie received a degree from the Medical College of Shanghai, Fudan University in 1984 and practiced medicine until 1992.  From 1992- 1995 he acted as Sales Manager for Sichuan Elebacae Group. From 1995-2003 he served as General Manager and ultimately President of Cosmetic Company of Sichuan Elebacae Group. Mr. Yongjie currently serves as a director of Legend Restaurant Management, Ltd.

Mr. Zhan Youdai has served as the Chairman of the Board of Fujian Yada Group Co., Ltd since 2001, and has been responsible for overseeing all aspects of its operations.  He has served as the vice president of the National Bamboo Association in China since 2006.  Mr. Zhan attended China International Economic College in Beijing from 2000 to 2004 where he studied industrial and commercial enterprise management.

Mr. Tsang Yin Chiu Stanley has served as the Chief Financial Officer of Fujian Yada since March 2010.  During 2009 Mr. Tsang served as the general manager of Overbalanced Power Installation Company, a company engaged in the business of power development.  From 2007 until 2009 he served as the financial controller of Golife Concepts Holdings Limited, a publicly traded company engaged in the business of retail of luxury brand products.  From 2003 until 2007 he served as a finance manager of NWS Holdings Limited, a company engaged in the business of investment in infrastructure, construction and facilities management.  Mr. Tsang has received a Bachelors degree in Business Administration with honors from the Chinese University of Hong Kong.

Mr. Zhang He was appointed to our board of directors.  Mr. Zhang has served as the Vice General Manager of Fujian Yada since 2002. Mr. Zhang has received a Bachelors degree in Agriculture from Sichuan University of Agriculture.

Family Relationships

There are no family relationships among any of our officers or directors.

Corporate Governance

Board Committees

Our organizational documents authorize a board of not less than one member.  Prior to the consummation of the Exchange Agreement we had only one director who also served as our Chief Executive Officer. Our board of directors does not have a lead independent director. Our board of directors has determined that its leadership structure was appropriate and effective for the Company given its stage of operations.  In connection with the Exchange Agreement, we intend to establish a full board of directors, including a majority of independent directors.  We will re-evaluate our leadership structure once we have added additional members to our board of directors.

We presently do not have an audit committee, compensation committee or nominating committee or committee performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or nominating committee. However, our new management plans to form an audit, compensation and nominating committee in the near future. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and system of internal controls. We envision that the compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. Until these committees are established, these decisions will continue to be made by our Board of Directors. Although our Board of Directors has not established any minimum qualifications for director candidates, when considering potential director candidates, our Board of Directors considers the candidate's character, judgment, skills and experience in the context of the needs of our Company and our Board of Directors.

Director Independence

We currently do not have any independent directors, as the term "independent" is defined by the rules of the Nasdaq Stock Market.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.  Except as set forth in our discussion below in "Transactions with Related Persons; Promoters and Certain Control Persons; Director Independence," none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Prior to the consummation of the Exchange Agreement the management and oversight of the Company required less than four (4) hours per month.  Because the Company's sole officer and director was engaged in other full-time income producing activities, the Company's sole officer or director has not received any compensation from the Company.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.  No other executive officers received total annual compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yang Yongjie Principal Executive Officer (1)	2009	--	--	--	--	--	--	--	--
Timothy P. Halter, Former Executive Officer (2)	2009 2008	-- --	-- --	-- --	-- --	-- --	-- --	-- --	-- --
(1) Mr. Yang served as our principal executive officer commencing November 4, 2009.
(2) Mr. Halter served as our principal executive officer from our formation in May 2008 until November 4, 2009.

Employment Agreements

We do not currently have employment agreements with our named executive officers.

Grants of Plan-Based Awards

During the year ended December 31, 2009, there were no grants of plan-based awards to our named executive officers.

Option Exercises and Stock Vested

During the year ended December 31, 2009, there were no option exercises or vesting of stock awards to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2009.

Compensation of Directors

During the 2008 and 2009 fiscal years, no member of our board of directors received any compensation for his services as a director.

TRANSACTIONS WITH RELATED
PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2009 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under "Executive Compensation").  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

•
On November 4, 2009 we entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") pursuant to which we sold to Mr. YangYongjie 4,500,000 shares of our Common Stock in exchange for payment of $4,500.  In connection with the Securities Purchase Agreement we appointed Mr. Yang our sole director and principal executive officer.

•
On August 20, 2010 we entered into a share cancellation agreement with Mr. Yang (the "Share Cancellation Agreement") pursuant to which Mr. Yang agreed to surrender for redemption 3,895,272 shares of our outstanding common stock previously issued to Mr. Yang pursuant to the terms of the Securities Purchase Agreement.

•
On March 21, 2009, Fujian Yada declared a dividend of RMB20,000,000 (equivalent to $2,934,000).  Mr. Zhan and his spouse entered into a loan agreement with Fujian Yada pursuant to which they loaned the net proceeds of the dividend of $2,347,200 back to the company.  The loan is interest free and payable on demand.  The remaining balance of $586,800 was allocated to pay the withholding tax on the dividend declared in accordance with PRC tax law.  Since the period commencing January 1, 2009, the highest amount loaned by Mr. Zhan to the company was $6,263,346.  As of June 30, 2010, the balance of the loan from Mr. Zhan and his spouse to Fujian Yada is $267,689.

Review, approval or ratification of transactions with related persons

We do not have any other special committee, policy or procedure related to the review, approval or ratification of related party transactions.

Promoters and Control Persons

We did not have any promoters at any time during the past five fiscal years.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our securities are currently eligible for trading on the OTC Bulletin Board under the symbol "SMPN".  As of the date of this report, there has been no trading in our common stock.

Holders

As of August 20, 2010, there were approximately 500 stockholders of record of our common stock.

Dividends

Except for dividends declared in March 2009 and paid by our newly acquired subsidiary Fujian Yada in January 2010, we have never declared or paid a cash dividend.  Any future decisions regarding dividends will be made by our board of directors.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.  Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders.  Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RESENT SALE OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share.  Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote.  Common stock does not confer on the holder any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, is not convertible into other securities.  No shares of common stock are subject to redemption or any sinking fund provisions.  All the outstanding shares of our common stock are fully paid and non-assessable.  Subject to the rights of the holders of the preferred stock, the holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments.  In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors and any liquidation preference on outstanding preferred stock.

Preferred Stock

We may issue up to 10,000,000 shares of preferred stock, par value $0.001 per share in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

No shares of preferred stock are currently outstanding.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation.  Its address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.  Its contact numbers are (469) 633-0101 for voice calls and (469) 633-0088 for fax transmissions.  The transfer agent's website is located at www.stctransfer.com.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Nevada Revised Statutes and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements of Business Acquired

Filed herewith are the following:

1.	Audited consolidated financial statements of Fujian Yada Group Co., Ltd for the fiscal years ended December 31, 2009 and 2008.

2.	Unaudited condensed consolidated financial statements of Fujian Yada Group Co., Ltd for the three and six months ended June 30, 2010 and 2009.

(b)           Pro Forma Financial Information

The unaudited pro forma balance sheet data is not significant because of the lack of operating assets and liabilities of SMSA Palestine Acquisition Corp.  The pro forma results of operations, assuming the acquisition is completed at the beginning of the reporting period, would have caused our net losses to increase, but not materially, because of the limited operating losses reported by SMSA Palestine Acquisition Corp.  The effects of stockholders' equity will be reported as a recapitalization.

(d) Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated August 20, 2010, among the registrant, Sino Oriental and its stockholders.
4.1	Lock Up Agreement, dated August 20, 2010
4.2	Form of Warrant Agreement, dated August 20, 2010
5.1	Opinion of Sheppard Mullin Richter & Hampton LLP as to the legality of the shares.
10.1
Securities Purchase Agreement, dated July 23, 2010, by and among the registrant and the investors listed therein (incorporated by reference to exhibit 10.1 of the registrant's current report on 8-K filed with the Commission on July 28, 2010).

10.2	Make Good Escrow Agreement dated August 20, 2010, by and among the registrant, Mr. Cai Yangbo, Securities Transfer Corporation and the investors listed therein
10.3	Closing Escrow Agreement, dated August 20, 2010, by and amount the registrant, and Securities Transfer Corporation.
10.4	Registration Rights Agreement, dated August 20, 2010
10.5	Cooperation Agreement dated December 1, 2009, between Fujian Yada and Wuyi University
10.6	Cooperation Agreement between Fujian Yada and Fuzhou University.
10.7	Cooperation Agreement dated on May 17, 2007 between Fujian Yada and Fujian Agriculture and Forestry University.
10.8
English Summary of Guaranteed Loan Contract (2009 Song Lian Bu Nong Xin Bao Jie Zi No. 053) dated on January 23, 2009, by Fujian Shengda Food Co., Ltd, Fujian Xinda Food Co., Ltd., and Songxi County Rural Credit Cooperative Union Business Office.

10.9	English Summary of Guarantee Loan Agreement, by and among Fujian Shengda Food Development Co., Ltd and Finance Bureau of Songxi County, dated October 24, 2009.
10.10
English Summary of Natural Person Guarantee Agreement (2009 Jian Ping Song Dai Zi Bao Zi No. 5-1), by and among Mr. Zhan Youdai, Ms. Zhou Liufeng, and China Construction Bank Corporation Songxi Branch, dated November 12, 2009.

10.11
English Summary of Liquid Funds Loan Contract (2009 Jianyang Zi No. 0160), by and between Fujian Yaxin Food Co., Ltdand Industrial and Commercial Bank of China Limited Jianyang Branch, dated December 10, 2009.

10.12
English Summary of RMB Funds Facility Contract (2009 Jian Ping Song Dai Zi No. 5), by and between Fujian Yada Group Co., Ltd and China Construction Bank Corporation Songxi Branch, dated November 12, 2009.

10.13
English Summary of Maximum Amount Mortgage Contract (2009 Jian Ping Song Gao Di Zi No. 3), by and between Fujian Shengda Food Development Co., Ltd and China Construction Bank Corporation Songxi Branch, dated March 16, 2009.

10.14
English Summary of RMB Funds Loan Agreement (2009 Jian Ping Song Gao Di Zi No. 1), by and between Fujian Shengda Food Development Co., Ltd and China Construction Bank Corporation Songxi Branch, dated February 27, 2009.

10.15
English Summary of China Construction Bank RMB Funds Commission Loan Agreement (2006 Jian Song Wei Zi No. 01), by and among Fujian Yada, Financial Bureau of Songxi County and China Construction Bank Corporation Songxi Branch, dated June 6, 2006.

10.16
English Summary of Maximum Mortgage Contract (2009 Jiianyang (Di) Zi No. 0023), by and between Fujian Shengda Food Development Co., Ltd and Industrial and Commercial Bank of China Limited Jianyang Branch, dated April 1, 2009

10.17
English Summary of Maximum Mortgage Contract (2009 Jian Ping Song Gao Di Zi No. 2), by and between Fujian Shengda Food Developing Co., Ltd and China Construction Bank Corporation Song Branch, dated March, 2009

10.18
English Summary of Maximum Mortgage Agreement (2009 Jian Ping Song Gao Bao Zi No. 1), by and between Fujian Shengda Import & Export Trading Co., Ltd. and China Construction Bank Corporation Songxi Branch, dated February 27, 2009.

10.19	English Summary of Credit Line Agreement (No. 2010 Nan Zhong Yin Shou Xie Zi No. YD 10-001) between Fujian Yada Group Co., Ltd and Bank of China Limited Nanping Branch, , dated on July 21, 2010.
10.20	English Summary of Maximum Guarantee Contract (2010 Nan Zui Gao Bao Zi No. YD10-001) between Youdai Zhan and Bank of China Limited Nanping Branch, dated on July 21, 2010.
10.21
English Summary of Maximum Guarantee Contract (No. 2010 Nan Zui Gao Bao Zi No. YD10-002) between Fujian Fulaimen Wood Technology Co., Ltd and Bank of China Limited Nanping Branch, dated on July 21, 2010.

10.22	English Summary of Maximum Guarantee Contract (No. 2010 Nan Zui Gao Bao Zi No. YD10-003) Songxi Yasheng Food Co., Ltd and Bank of China Limited Nanping Branch, dated on July 21, 2010.
10.23
English Summary of Guaranty Contract of Nature Person (2010 Jian Ping Song Dui Bao Zi No. 3-3) between Youdai Zhan and Liufeng Zhou and Songxi Branch of China Construction Bank Co., Ltd., dated on August 11, 2010.

10.24	English Summary of Domestic Commercial Invoice Discounting Agreement (2010 Nan Shang Tie Zi No. YD10-001) between Fujian Yada Group Co., Ltd and Bank of China Limited Nanping Branch, dated on July 21.

10.25	English Summary of Maximum Mortgage Agreement (2010 Nan Zhong Yin Zui Di Zi No.YD10-004) between Fujian Yada Group Co., Ltd. and Bank of China Limited Nanping Branch, dated on July 21, 2010.
10.26
English Summary of Bank Acceptance Agreement (No.: 2010 Jian Ping Song Dui 03) between Fujian Yada Group Co., Ltd. and China Construction Bank Corporation Limited Songxi Branch, dated on August 11, 2010.

10.27
English Summary of Guarantee Contract (2010 Jian Ping Song Dui Bao Zi No. 2-2) between Songxi Yasheng Food Co., Ltd. and China Construction Bank Corporation Limited Songxi Branch, dated on August 11, 2010.

10.28
English Summary of Margin Collateral Contract (2010 Jian Ping Song Dui Bao Zhi Zi No. 3-3) between Fujian Yada Group Co., Ltd. and China Construction Bank Corporation Limited Songxi Branch dated on August 11, 2010.

10.29
English Summary of Official Reply on the Conclusion of Land Contracting Agreement between Fujian Yada Food Co., Ltd. and Shangdian Village by The People's Government of Zudun Town, Songxi County dated on January 20, 2006.

10.30
English Summary of Official Reply on the Conclusion of Bamboo Forest Contracting Agreement between Fujian Yada Food Co., Ltd. and Yuantou Village by the People's Government of Weitian Town, Songxi County dated on August 27, 2005.

10.31	English Summary of Fujian Yada sample Labor Contract
10.32	English Summary of sample of Labor Contract of Fujian Yaxin Food Co., Ltd., and sample of Labor Contract between Rural Migrant Workers and Fujian Yaxin Food Co., Ltd.
10.33	Letter Agreement dated January 28, 2010 by and between Fujian Yada and WLT Brothers Capital, Inc.
10.34	Amendment and Joinder Agreement dated June 10, 2010 between Fujian Yada, Halter Financial Securities Inc. (formerly WLT Brothers Capital, Inc.) and William Blair & Company, L.L.C
16	Letter re Change in Certifying Accountant.
21	List of Subsidiaries.
23.1	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 5.1)
23.2	Consent of PKF Hong Kong, Certified Public Accountants
24	Power of Attorney (included on the signature page).
99.1	Press Release issued by the registrant on August 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMSA PALESTINE ACQUISITION CORP.

Date: August 25, 2010	/s/Zhan Youdai
Chief Executive Officer

Fujian Yada Group Co., Ltd.
Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the sole Director and Stockholders of
Fujian Yada Group Co., Ltd.

We have audited the accompanying consolidated balance sheets of Fujian Yada Group Co., Ltd. (the "Company") and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF
PKF
Certified Public Accountants
Hong Kong, China
May 28, 2010

Fujian Yada Group Co., Ltd.
Consolidated Statements of Income and Comprehensive Income
(Stated in US Dollars)

	Year ended December 31,
	2009	2008

Sales revenue	$39,804,099	$25,775,347
Cost of sales	(26,479,617)	(17,722,221)

Gross profit	13,324,482	8,053,126

Operating expenses
Administrative expenses	721,723	463,096
Selling expenses	269,726	270,354

	991,449	733,450

Income from operations	12,333,033	7,319,676
Government grant income - Note 3	205,254	72,075
Other net income (loss)	100,026	(101,573)
Net finance cost - Note 9	(423,736)	(470,435)

Income before income taxes	12,214,577	6,819,743
Income taxes - Note 8	(97,147)	(86,538)

Net income	$12,117,430	$6,733,205

Other comprehensive income
Foreign currency translation adjustments	7,442	645,426

Total comprehensive income	$12,124,872	$7,378,631

See accompanying notes to consolidated financial statements

Fujian Yada Group Co., Ltd.
Consolidated Balance Sheets
(Stated in US Dollars)

	As of December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$420,801	$82,521
Restricted cash - Note 4	658,390	484,112
Trade receivables, net - Note 5	8,647,949	4,389,742
Other receivables, prepayments and deposits - Note 6	5,552,065	4,986,816
Inventories - Note 7	14,821,239	12,608,561
Deferred tax assets - Note 8	181,566	172,284

Total current assets	30,282,010	22,724,036
Property, plant and equipment, net - Note 10	9,317,588	8,272,009
Land use rights - Note 11	709,024	724,547

TOTAL ASSETS	$40,308,622	$31,720,592

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current liabilities
Trade payables	$2,397,675	$3,041,627
Bills payable - Note 4	1,085,580	1,320,300
Receipts in advance	1,199,127	4,947,018
Loans from third parties - Note 15	937,853	440,100
Other payables and accrued expenses - Note 12	1,514,191	1,195,637
Amounts due to related parties - Note 13	3,650,031	2,453,237
Income tax payable	145,730	106,451
Secured short-term borrowings - Note 14	6,645,510	4,173,615
Current maturities of secured long-term borrowings - Note 14	283,865	284,598

Total current liabilities	17,859,562	17,962,583
Deferred tax liabilities - Note 8	28,116	10,086
Secured long-term borrowings - Note 14	22,005	283,131

TOTAL LIABILITIES	17,909,683	18,255,800

COMMITMENTS AND CONTINGENCIES - Note 20

STOCKHOLDERS' EQUITY
Capital - Note 16	3,910,000	3,910,000
Additional paid-in capital	2,412	259,137
Statutory reserve - Note 17	2,183,139	1,054,650
Accumulated other comprehensive income	821,203	813,761
Retained earnings	15,482,185	7,427,244

TOTAL STOCKHOLDERS' EQUITY	22,398,939	13,464,792

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$40,308,622	$31,720,592

See accompanying notes to consolidated financial statements

Fujian Yada Group Co., Ltd.
Consolidated Statements of Stockholders' Equity
(Stated in US Dollars)

				Accumulated
		Additional		other
		paid-in	Statutory	comprehensive	Retained
	Capital	capital	reserve	income	earnings	Total

Balance, January 1, 2008	$3,910,000	$1,689,462	$297,537	$168,335	$1,451,152	$7,516,486
Deemed distributions relating to the Reorganization - Note 2	-	(2,050,133)	-	-	-	(2,050,133)
Increase in paid up capital of Xinda in form of cash consideration	-	619,808	-	-	-	619,808
Foreign currency translation adjustments	-	-	-	645,426	-	645,426
Net income	-	-	-	-	6,733,205	6,733,205
Appropriation to statutory reserve	-	-	757,113	-	(757,113)	-

Balance, December 31, 2008	3,910,000	259,137	1,054,650	813,761	7,427,244	13,464,792
Deemed distributions relating to the Reorganization - Note 2	-
		(256,725)	-	-	-	(256,725)
Foreign currency translation adjustments	-	-	-		-
				7,442	-	7,442
Net income	-	-	-	-	12,117,430	12,117,430
Dividend	-	-	-	-	(2,934,000)	(2,934,000)
Appropriation to statutory reserve	-	-	1,128,489
				-	(1,128,489)	-

Balance, December 31, 2009	$3,910,000	$2,412	$2,183,139	$821,203	$15,482,185	$22,398,939

See accompanying notes to consolidated financial statements

Fujian Yada Group Co., Ltd.
Consolidated Statements of Cash Flows
(Stated in US Dollars)

	Year ended December 31,
	2009	2008
Cash flows from operating activities
Net income	$12,117,430	$6,733,205
Adjustments to reconcile net income to net cash provided by
operating activities :-
Depreciation and amortization	463,532	414,668
Loss on disposal of property, plant and equipment	-	17,034
Deferred taxes	8,742	(18,062)
Unrealized (gain) loss of forward exchange contracts	(39,152)	178,985
Provision for obsolete inventories	60,712	32,313
Provision for doubtful debts	82,787	89,932
Changes in operating assets and liabilities :-
Trade receivables	(4,338,382)	(3,654,910)
Other receivables, prepayments and deposits	(553,949)	(2,118,702)
Inventories	(2,272,031)	(4,171,276)
Trade payables	(643,558)	(538,895)
Restricted cash held as collateral for forward exchange contracts	(237,215)	(86,490)
Receipts in advance	(3,745,591)	4,735,295
Other payables and accrued expenses	292,685	198,494
Income tax payable	39,255	99,694

Net cash flows provided by operating activities	1,235,265	1,911,285

Cash flows from investing activities
Payments to acquire property, plant and equipment	(2,025,882)	(1,890,211)
Proceeds from disposal of property, plant and equipment	-	720,750

Net cash flows used in investing activities	(2,025,882)	(1,169,461)

Cash flows from financing activities
Proceeds from secured borrowings	9,302,405	5,239,853
Repayment of secured borrowings	(7,093,725)	(5,297,513)
Increase in loans from third parties	497,448	432,450
Decrease (increase) in restricted cash held as collateral for bills payable	63,044	(129,735)
Increase in bills payable	(234,576)	-
Increase in paid up capital of Xinda in form of cash consideration	-	619,808
Deemed distributions relating to the Reorganization - Note 2	(256,725)	(2,050,133)
(Repayments to) advances from related parties	(1,149,183)	281,003

Net cash flows provided by (used in) financing activities	1,128,688	(904,267)

Effect of foreign currency translation on cash and cash equivalents	209	13,345

Net increase (decrease) in cash and cash equivalents	338,280	(149,098)
Cash and cash equivalents - beginning of year	82,521	231,619

Cash and cash equivalents - end of year	$420,801	$82,521

Supplemental disclosures for cash flow information
Cash paid for :-
Interest, net of capitalized interest	$424,579	$441,593
Income taxes	$49,150	$4,907

Non-cash financing activity :-
Transfer of dividend payable to amounts due to related parties - Note 13	$2,347,200	$-

See accompanying notes to consolidated financial statements

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.           Corporate information

Fujian Yada Group Co., Ltd. (the "Company") was established in the People's Republic of China (the "PRC") on February 6, 2001 as a limited liability company.  The paid up capital of Renminbi ("RMB") 30,000,000 is held as to 97% by Youdai Zhan ("Mr. Zhan") and 3% by Liufeng Zhou, Mr. Zhan's spouse.  The principal activities of the Company are production and marketing of fresh and processed produce, including bamboos, bamboo shoots, cucumber, corn, mushrooms and other agricultural products.

Fujian Yaxin Food Co., Ltd. ("Yaxin") was established in the PRC on April 2, 2007 as a limited liability company.  Before the acquisition by the Company as stated in Note 2(i), the paid up capital of RMB10,000,000 was wholly held by Mr. Zhan.  The principal activities of Yaxin are production and marketing of fresh and processed produce, including bamboos, bamboo shoots, cucumber, corn, mushrooms and other agricultural products.

Fujian Shengda Import & Export Trading Co., Ltd. ("Shengda") was established in the PRC on June 5, 2007 as a limited liability company.  Before the acquisition by the Company as stated in Note 2(ii), the paid up capital of RMB5,000,000 was held as to 90% by Mr. Zhan and 10% by Liufeng Zhou, Mr. Zhan's spouse.  The principal activity of Shengda is trading of the Company's agricultural products to oversea customers.

Fujian Xinda Food Co., Ltd. ("Xinda") was established in the PRC on February 5, 2005 as a limited liability company.  Before the acquisition by the Company as stated in Note 2(iii), the paid up capital of RMB5,000,000 was held as to 30% by Mr. Zhan and 70% by Liufeng Zhou, Mr. Zhan's spouse.  The principal activities of Xinda are production and marketing of bamboo shoots.

2.           Reorganization

To rationalize the group structure, the Company, Yaxin, Shengda and Xinda reorganized their group structure (the "Reorganization") as follows:-

(i)
The Company entered into two separate agreements with Mr. Zhan to acquire Mr. Zhan's 90% and 10% equity interest in Yaxin on April 10, 2008 and October 26, 2009 respectively at cash considerations of RMB9,000,000 (equivalent to $1,320,300) and RMB1,000,000 (equivalent to $146,700) respectively, equivalent to the paid up capital of Yaxin.

(ii)
The Company entered into two separate agreements with Mr. Zhan and his spouse, Liufeng Zhou to acquire their 100% equity interest in Shengda on April 8, 2008 and October 26, 2009 respectively at cash considerations of RMB4,500,000 (equivalent to $660,150) and RMB500,000 (equivalent to $73,350), equivalent to the paid up capital of Shengda.

(iii)
On March 23, 2008, the Company entered into an agreement with Mr. Zhan and his spouse, Liufeng Zhou to acquire their 95% equity interest of Xinda at a cash consideration of RMB475,000 (equivalent to $69,683), equivalent to the then Xinda's 95% paid up capital of RMB500,000. On October 26, 2009, the Company acquired their remaining 5% equity interest of Xinda at a cash consideration of RMB250,000 (equivalent to $36,675), equivalent to the then Xinda's 5% paid up capital of RMB5,000,000.

The aggregate cash consideration of $2,306,858 paid to Mr. Zhan and his spouse, Liufeng Zhou are deemed distributions in connection of the Reorganization. Upon the completion of Reorganization on October 26, 2009, Yaxin, Shengda and Xinda became the wholly owned subsidiaries of the Company.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies

Basis of consolidation and presentation

Before and immediately after the completion of Reorganization, the Company, Yaxin, Shengda and Xinda are under the common control of Mr. Zhan and his spouse, Liufeng Zhou. Accordingly, accounting for recapitalization is adopted for the preparation of consolidated financial statements to present the combined results of operations and financial position of the Company, Yaxin, Shengda and Xinda as if the current group structure, which means that Yaxin, Shengda and Xinda are wholly owned subsidiaries of the Company, had been in existence at the beginning of the reporting period.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

The consolidated financial statements include the financial statements of the Company and its subsidiaries.  All significant inter-company balances and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of trade receivable, other receivables, inventories and deferred income taxes and the estimation on useful lives and residual values of property, plant and equipment.  Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and cash equivalents, restricted cash, trade receivables and other receivables, prepayment and deposits.  As of December 31, 2009 and 2008, substantially all of the Company's cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables, the Company extends credit based on an evaluation of the customer's financial condition.  The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

As of December 31, 2009, except for a receivable balance from one customer which represents 12% of gross trade receivable, no any other single customer's receivable balance is considered to be large enough to pose a significant credit risk to the Company.

As of December 31, 2008, the Company did not have any balance of gross trade receivable due from individual customer that represented 10% or more of the Company's gross trade receivables.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.  As of December 31, 2009 and 2008, almost all the cash and cash equivalents were denominated in RMB and were placed with banks in the PRC.  They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.  The remaining insignificant balance of cash and cash equivalents were denominated in United States Dollars and Japanese Yen ("JPY").

Restricted cash

Deposits in banks pledged as securities for bills payable and forward foreign currency exchange contracts (Note 4) that are restricted in use are classified as restricted cash under current assets.

Allowance for doubtful debts

The Company establishes an allowance for doubtful accounts based on management's assessment of the collectibility of trade receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 30% of gross amount of trade receivables due between one and two years and 100% of gross amount of accounts receivable due over 2 years.  Additional specific provision is made against trade receivables whenever they are considered to be doubtful.

Bad debts are written off when identified.  The Company extends unsecured credit to certain customers ranging from one to three months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by the management and no significant additional bad debts have been written off directly to the profit and loss.  This general provisioning policy has not changed in the past since establishment and the management considers that the aforementioned general provisioning policy is adequate and not too excessive and does not expect to change this established policy in the near future.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Inventories

Inventories are stated at the lower of cost or market.  Cost is computed using the weighted average cost method for finished goods, raw materials and packaging materials. Finished goods include fresh and processed produce while raw materials and packaging materials consist primarily of purchased fresh and processed produce and containers.

Expenditures on bamboo and other growing crops are valued at the lower of cost or market and are deferred and charged to cost of sales when the related produce is harvested and sold. The deferred growing costs included in inventories in the consolidated balance sheets consist primarily of land rental cost and service costs.

In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  The Company's reserve requirements generally increase or decrease with its projected demand requirements and market conditions. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analyses.  The Company writes down the inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Based on the above assessment, the Company establishes a general provision to make a 20% provision for inventories aged between one and two years and 100% provision for inventories aged over 2 years.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on the straight-line basis (after taking into account the respective estimated residual values) over the estimated useful lives of property, plant and equipment.  The principal useful lives and residual value are as follows :-

	Estimated useful lives	Residual value

Buildings	30 years	5%
Plant and machinery	5 - 10 years	5%
Motor vehicles	5 years	5%
Electronic equipment	5 years	5%

Maintenance or repairs are charged to expense as incurred.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Property, plant and equipment (cont'd)

Construction in progress mainly represents expenditures in respect of the Company's offices and factories under construction. All direct costs relating to the acquisition or construction of the Company's office and factories are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Land use rights

Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with ASC 360-10-45 "Impairment or Disposal of Long-Lived Assets" (previously Statement of Financial Accounting Standards ("SFAS") No. 144). The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.  During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Capitalized interest

The interest cost associated with the major development and construction projects is capitalized and included in the cost of the project.  When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using weighted-average cost of the Company's outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Revenue recognition

Revenue from sales of the Company's products is recognized upon customer acceptance, which occurs at the time of delivery to customer, provided persuasive evidence of an arrangement exists, such as signed sales contract, the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to its customers with no significant post-delivery obligation on our part, the sales price is fixed or determinable and collection is reasonably assured.

Revenue from sales of the Company's product represents the invoiced value of goods, net of the value-added tax ("VAT"). The Company's processed produce products that are sold in the PRC are subject to VAT at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials, other materials or costs included in the cost of producing the Company's processed produce products.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Government grants

Government grants are received for compensation of finance costs already incurred or for good performance of the Company and are recognized when the approval documents are obtained from the relevant government authorities.

For compensation of finance costs, the Company matches and offsets the government grants with the finance costs as specified in the grant approval document in the corresponding period when such expenses are incurred.  Government grants received for good performance of the Company are recognized as income in the period they become recognizable.

During the years ended December 31, 2009 and 2008, the Company received government grants of $70,373 and $72,075, respectively, for good performance of the Company which is unconditional, non-refundable and without any restrictions on usage at the time of grant to and receipt by the Company.  Such grant is recognized as income for the years.

Government grants of $79,169 and $43,245 were offset against the finance costs in each year ended December 31, 2009 and 2008, respectively. In addition, during the year ended December 31, 2009 and 2008, the Company recorded government grant income of $134,881 and $nil, respectively, for government grants received as compensation for the finance costs already incurred in the prior period.

Cost of sales

Cost of sales consists primarily of land rental cost and service costs, materials costs, purchasing and receiving costs, inspection costs, wages, employee compensation, depreciation and related costs, which are directly attributable to the cost of fresh and processed produce and production of products.  Write-down of inventories to lower of cost or market is also recorded in cost of sales.

Administrative expenses

Administrative expenses consist primarily of office expenses, entertainment, traveling expenses, depreciation, audit fee, salaries and staff pension which are incurred at the administrative level and exchange difference.

Selling expenses

Selling expenses consist primarily of advertising, salaries and transportation costs incurred during the selling activities.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to ASC 740 "Income Taxes" (previously SFAS No. 109).  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Advertising, transportation, research and development expenses

Advertising, transportation, research and development expenses are charged to expense as incurred.

Advertising expenses amounting to $1,463 and $6,315 for two years ended December 31, 2009 and 2008 respectively are included in selling expenses.

Transportation expenses amounting to $149,627 and $181,924 for two years ended December 31, 2009 and 2008 respectively are included in selling expenses.

No material research and development expenses were incurred for the two years ended December 31, 2009 and 2008.

Dividends

Dividends are recorded in the Company's financial statements in the period in which they are declared.

Comprehensive income

The Company has adopted ASC 220, "Comprehensive Income" (previously SFAS No. 130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Components of comprehensive income include net income and foreign currency translation adjustments.  As at December 31, 2009 and 2008, the only component of accumulated other comprehensive income was foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company that are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholder's equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders' equity.  The exchange rates in effect at December 31, 2009 and 2008 were both RMB1 for $0.1467.  There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Fair value of financial instruments

The Company adopted ASC 820 (previously Statement of Financial Accounting Standards ("SFAS") No. 157) on January 1, 2008. The adoption of ASC 820 did not materially impact the Company's financial position, results of operations or cash flows.

ASC 820 requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which fair value option was not elected. Except for secured long-term borrowings disclosed as below, the carrying amounts of the financial assets and liabilities approximate to their fair values due to short maturities or the applicable interest rates approximate the current market rates :-

	As of December 31, 2009		As of December 31, 2008
	Carrying amount	Fair value	Carrying amount	Fair value

Secured long-term
borrowings	$305,870	$298,675	$567,729	$526,412

The fair values of secured borrowings are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Derivative financial instruments

The Company accounts for derivative financial instruments in accordance with the Topic ASC 815 "Derivatives and Hedging". The topic requires the Company to recognize the value of derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated as a hedge and qualifies as part of a hedging relationship.

The Company enters into foreign currency forward exchange contracts ("forward exchange contracts") to manage its exposure to the foreign currency exchange risk related to the trade receivable denominated in JPY. The Company does not enter into forward exchange contracts for trading or speculative purposes. In accordance with US GAAP, the forward exchange contracts are considered as "derivatives not designated as hedging instruments". Therefore, the forward exchange contracts are recorded at fair value, with the gain or loss on these transactions recorded in the consolidated statements of income within "other net income (loss)" in the period in which they occur. As of December 31, 2009 and 2008, the Company had outstanding forward exchange contracts to sell totaling JPY500,000,000 and JPY370,000,000 respectively with maturities of less than one year.

Fair value measurements

When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. The Company uses the following three levels of inputs in determining the fair value of the Company's assets and liabilities, focusing on the most observable inputs when available :-

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Fair value measurements (cont'd)

Level 1              -         Quoted prices in active markets for identical assets or liabilities.

Level 2              -         Observable inputs other than quoted prices in active markets for identical assets or liabilities.

Level 1              -         Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

Following items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements were based on the use of Level 2 inputs as of December 31, 2009 and 2008 :-

	Included in the following items of consolidated balance sheets	Total fair value measurement as of December 31,
		2009	2008
Derivative financial assets - forward exchange contracts	Other receivables, prepayments and deposits	$24,902	$13,942

Derivative financial liabilities - forward exchange contracts	Other payables and accrued expenses	$167,877	$196,094

	Included in the following items of consolidated statements of income	Year ended December 31,
		2009	2008
Realized gain recorded - forward exchange contracts	Other net income (loss)	$45,315	$47,922
Unrealized gain (loss) recorded - forward exchange contracts	Other net income (loss)	39,152	(178,985)
Total gain (loss) recorded		$84,467	$(131,063)

The Company estimates the fair value of forward exchange contracts on a quarterly basis by obtaining market quotes of spot and forward rates for contracts with similar terms, adjusted where necessary for maturity differences. There were no changes in valuation techniques during the years ended December 31, 2009 and 2008.

Stock-based compensation

During the reporting periods, the Company did not make any stock-based compensation payments.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Recently issued accounting pronouncements

FASB Accounting Standards Codification (Accounting Standards Update "ASU" 2009-1). In June 2009, the Financial Accounting Standard Board ("FASB") approved its Accounting Standards Codification ("Codification") as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification is effective for interim or annual financial periods ending after September 15, 2009 and impacts our financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification.

As a result of our implementation of the Codification, previous references to new accounting standards and literature are no longer applicable. In the current financial statements, we will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

Noncontrolling Interests (Included in amended Topic ASC 810 "Consolidation", previously SFAS No. 160 "Noncontrolling Interests in Consolidated Financial Statements", an amendment of ARB No. 51). The amended topic establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of this amended topic has no material impact on the Company's financial statements.

Business Combinations (Included in amended Topic ASC 805 "Business Combinations", previously SFAS No. 141(R)). This ASC guidance addresses the accounting and disclosure for identifiable assets acquired, liabilities assumed, and noncontrolling interests in a business combination. The adoption of this amended topic has no material impact on the Company's financial statements.

Intangibles-Goodwill and Other (Included in amended Topic ASC 350", previously FASB staff position ("FSP") FAS 142-3, Determination of the Useful Life of Intangible Assets). The amended topic amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. The amended topic is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Early adoption is prohibited. The adoption of this amended topic has no material effect on the Company's financial statements.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Recently issued accounting pronouncements (cont'd)

Business Combinations (Included in amended Topic ASC 805, previously FSP No. 141R-1 "Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies"). Amended topic ASC 805 amends the requirements for the provisions in FASB Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The amended topic eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria and instead carries forward most of the provisions for acquired contingencies. The amended topic is effective for contingent assets and contingent liabilities acquired in evaluating the impact. The adoption of this amended topic has no material impact on the Company's financial statements.

Fair Value Measurements and Disclosures (Included in amended Topic ASC 820, previously FSP No. 157-4, "Determining Whether a Market is Not Active and a Transaction Is Not Distressed".) The amended topic clarifies when markets are illiquid or that market pricing may not actually reflect the "real" value of an asset. If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value. The amended topic identifies factors to be considered when determining whether or not a market is inactive. The amended topic is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. The adoption of this amended topic has no material effect on the Company's financial statements.

Investments - Debt and Equity Securities - Overall - Transition and Open Effective Date Information (Included in amended Topic ASC 320, previously FASB Staff Position No. 115-2 and Statement of Financial Accounting Standards No. 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments"). The amended topic amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities through increased consistency in the timing of impairment recognition and enhanced disclosures related to the credit and noncredit components of impaired debt securities that are not expected to be sold. In addition, increased disclosures are required for both debt and equity securities regarding expected cash flows, credit losses, and securities with unrealized losses. The adoption of this amended topic has no material impact on the Company's financial statements.

Interim Disclosures about Fair Value of Financial Instruments (Included in amended Topic ASC 825 "Financial Instruments", previously FSP SFAS No. 107-1). This guidance requires that the fair value disclosures required for all financial instruments be included in interim financial statements. This guidance also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods. The amended topic was effective for interim periods ending after September 15, 2009. The adoption of this amended topic has no material impact on the Company's financial statements.

Subsequent Events (Included in amended Topic ASC 855 "Subsequent Events", previously SFAS No. 165). The amended topic establishes accounting and disclosure requirements for subsequent events. The amended topic details the period after the balance sheet date during which we should evaluate events or transactions that occur for potential recognition or disclosure in the financial statements, the circumstances under which we should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. The Company adopted this amended topic effective June 1, 2009.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Recently issued accounting pronouncements (cont'd)

Accounting for Transfers of Financial Assets (Included in amended Topic ASC 860 "Transfers and Servicing", previously SFAS No. 166, "Accounting for Transfers of Financial Assets - an Amendment of FASB Statement No. 140."). The amended topic addresses information a reporting entity provides in its financial statements about the transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement in transferred financial assets. Also, the amended topic removes the concept of a qualifying special purpose entity, limits the circumstances in which a transferor derecognizes a portion or component of a financial asset, defines participating interest and enhances the information provided to financial statement users to provide greater transparency. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on the Company's financial statements.

Consolidation of Variable Interest Entities s - Amended (Included in amended Topic ASC 810 "Consolidation", previously SFAS 167 "Amendments to FASB Interpretation No. 46(R)"). The amended topic requires an enterprise to perform an analysis to determine the primary beneficiary of a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. The amended topic also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on the Company's financial statements.

In August 2009, the FASB issued Accounting Standards Update ("ASU") No. 2009-05 ("ASU Update 2009-05"), an update to ASC 820, Fair Value Measurements and Disclosures. This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ASU Update 2009-05. ASU Update 2009-05 becomes effective for the Company's annual financial statements for the year ended December 31, 2009. The adoption of this ASU update has no material impact on the Company's financial statements.

The FASB issued Accounting Standards Update (ASU) No. 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force." This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU update on the Company's financial statements.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont'd)

Recently issued accounting pronouncements (cont'd)

The FASB issued ASU-2010-09 (Topic 855) to amend guidance on subsequent events to remove the requirement for SEC filers (as defined in ASU 2010-09) to disclose the date through which an entity has evaluated subsequent events. This change alleviates potential conflicts with current SEC guidance. An SEC filer is still required to evaluate subsequent events through the date financial statements are issued, but disclosure of that date is no longer required. The amendments in ASU 2010-09 became effective upon issuance of the guidance.

4.           Restricted cash and bills payable

Restricted cash as of December 31, 2009 and 2008 consist of the following :-

	As of December 31,
	2009	2008

Bank deposits held as collateral for forward exchange contracts	$325,381	$88,020
Bank deposits held as collateral for bills payable	333,009	396,092

	$658,390	$484,112

When the Company intends or is requested to settle its suppliers by issuance of bills, it is required to place deposits with banks equal to 30% - 40% of the bills amount at the time of issuance. The bills payable was also guaranteed by third parties.  These deposits will be used to settle the bills at maturity.

When the Company enters into forward exchange contracts with the bank, it is required to place deposits with reference to the nominal amount. These deposits will be used to settle loss on the forward exchange contracts or return to the Company at the earlier of maturity date or exercise date.

5.           Trade receivables, net
	As of December 31,
	2009	2008

Trade receivables	$8,835,685	$4,494,640
Less : Allowance for doubtful accounts	(187,736)	(104,898)

Balance at end of year	$8,647,949	$4,389,742

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

5.           Trade receivables, net (Cont'd)

An analysis of the allowance for doubtful accounts for the years ended December 31, 2009 and 2008 is as follows :-

	Year ended December 31,
	2009	2008

Balance at beginning of year	$104,898	$12,499
Provision for doubtful debts	82,787	89,932
Translation adjustments	51	2,467

Balance at end of year	$187,736	$104,898

6.           Other receivables, prepayments and deposits
	Year ended December 31,
	2009	2008

Other receivables	$310,468	$797,018
Derivative financial assets - forward exchange contracts - Note 3	24,902	13,942
VAT tax recoverable	418,895	220,844
Prepayments	4,797,800	3,955,012

	$5,552,065	$4,986,816

7.           Inventories
	As of December 31,
	2009	2008

Raw materials and packaging materials	$700,487	$1,095,343
Bamboo and other growing crops	7,929,141	7,137,302
Finished goods	6,429,341	4,552,897

	15,058,969	12,785,542
Less: Provision for obsolete inventories	(237,730)	(176,981)

	$14,821,239	$12,608,561

As of December 31, 2009 and 2008, the inventories with carrying amount of $1,995,120 and $2,259,180 were pledged as collateral under certain loan agreements (see Note 14).

Provision for obsolete inventories of $60,712 and $32,313 were charged to operations during the years ended December 31, 2009 and 2008 respectively.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements

8.           Income taxes

Pursuant to the new PRC's enterprise income tax ("EIT") law, the Company, Yaxin, Xinda and Shengda are subject to EIT at the statutory rate of 25%.  In addition, the Company's profits generated from its fresh produce, which have been qualified as agriculture product under the EIT law, are exempted from EIT.

The components of the provision for income taxes are :-

	Year ended December 31,
	2009	2008

Current taxes – PRC	$88,405	$104,600
Deferred taxes – PRC	8,742	(18,062)

	$97,147	$86,538

The effective income tax expense differs from the PRC statutory income tax rate of 25% for the year ended December 31, 2009 and 2008 in the PRC as follows :-

	Year ended December 31,
	2009	2008

Provision for income taxes at PRC statutory EIT rate	$3,053,644	$1,704,936
Non-taxable profits generated from fresh produce	(2,912,800)	(1,906,085)
Non-taxable items for tax	(71,106)	(28,830)
Non-deductible items for tax	27,409	316,517

Income tax expense	$97,147	$86,538

In July 2006, the FASB issued ASC 740-10-25 (previously Interpretation No. 48, "Accounting for Uncertainty in Income Taxes"). This interpretation requires recognition and measurement of uncertain income tax positions using a "more-likely-than-not" approach.  The Company adopted this ASC 740-10-25 on January 1, 2007.  The management evaluated the Company's tax positions and considered that no additional provision for uncertainty in income taxes is necessary as of December 31, 2009 and 2008. All income tax returns of the Company and its subsidiaries are subject to examination by PRC tax jurisdictions.

Current deferred tax assets as of December 31, 2009 and 2008 are composed of the following :-

	As of December 31,
	2009	2008

Allowance of trade receivable	$29,832	$19,310
Allowance, write-off and unrealized profit on inventories	109,838	107,436
Accrued bonus	6,152	-
Fair value of forward exchange contracts	35,744	45,538

	$181,566	$172,284

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

8.           Income taxes (Cont'd)

Non current deferred tax liabilities as of December 31, 2009 and 2008 composed of the following :-

	As of December 31,
	2009	2008

Capitalized interests included in construction in progress	$28,116	$10,086

9.           Net finance costs

Details of finance costs are summarized as follows :-
	Year ended December 31,
	2009	2008

Total interest cost incurred	$498,770	$481,235
Less: Interest capitalized	(74,191)	(39,642)
Government grants recognized - Note 3	(79,169)	(43,245)

Net interest cost	345,410	398,348
Other finance costs	78,326	72,087

	$423,736	$470,435

10.           Property, plant and equipment, net
	As of December 31,
	2009	2008
Cost :-
Buildings	$9,204,350	$5,816,562
Plant and machinery	1,597,492	1,465,462
Motor vehicles	54,088	54,088
Electronic equipment	98,515	87,736

	10,954,445	7,423,848
Accumulated depreciation	(1,636,857)	(1,188,563)
Construction in progress	-	2,036,724

Net	$9,317,588	$8,272,009

During the reporting periods, depreciation is included in :-
	Year ended December 31,
	2009	2008

Cost of sales and overheads of inventories	$323,526	$324,880
Selling expenses	1,814	1,337
Administrative expenses	122,679	73,197

	$448,019	$399,414

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

10.           Property, plant and equipment, net (Cont'd)

As of December 31, 2009 and 2008, buildings and plant and machinery with carrying amount of $9,272,656 and $5,037,829 were pledged as collateral under certain loan arrangements, respectively (Note 14).

During the year ended December 31, 2008, property, plant and equipment with net book value of $737,784 were disposed of at a consideration of $720,750, resulting in a loss of $17,034.  There was no disposal during the year ended December 31, 2009.

For the years ended December 30, 2009 and 2008, the Company capitalized interest of $74,191 and $39,642, respectively, to the cost of property, plant and equipment.

11.           Land use rights
	As of December 31,
	2009	2008

Land use rights	$776,168	$776,168
Accumulated amortization	(67,144)	(51,621)

	$709,024	$724,547

The Company obtained the right from the relevant PRC land authority for a period of fifty years to use the land on which the office premises, production facilities and warehouse of the Company are situated.  As of December 31, 2009 and 2008, all land use rights were pledged as collateral under certain loan arrangements (Note 14).

During the years ended December 31, 2009 and 2008, amortization amounted to $15,513 and $15,254 respectively.  The estimated amortization expense for each of the five succeeding years from 2009 is approximately $16,000 each year.

12.	Other payables and accrued expenses

	As of December 31,
	2009	2008

Accrued audit fee	$161,370	$80,685
Pension payable	333,229	228,847
Salaries payable	106,534	81,874
Construction payable	-	533,255
Derivative financial liabilities - forward exchange contracts - Note 3	167,877	196,094
Withholding tax payable - Note 13	586,800	-
Other payables	158,381	74,882

	$1,514,191	$1,195,637

Pension payable represents accrued staff medical, industry injury claims, labor and unemployment insurances, all of which are third parties insurance and the insurance premiums are based on certain percentage of salaries.  The obligations of the Company are limited to those premiums contributed by the Company.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

13.           Amounts due to related parties

The amounts represent amounts due to Mr. Zhan and Liufeng Zhou, Mr. Zhan's spouse, and are interest-free, unsecured and repayable on demand.

On March 21, 2009, the company declared a dividend of RMB20,000,000 (equivalent to $2,934,000), of which $2,347,200 was transferred to amounts due to related parties in accordance with a loan agreement entered into between Mr. Zhan, and Liufeng Zhou, Mr. Zhan's spouse and the Company.  The remaining balance of $586,800, representing withholding tax on dividend declared in accordance with PRC Tax Law, was included in other payables and accrued expenses (Note 12).

14.           Secured borrowings
	As of December 31,
	2009	2008

Secured short-term borrowings - Note 14(a)	$6,645,510	$4,173,615
Current maturities of secured long-term borrowings	283,865	284,598

	$6,929,375	$4,458,213

Secured long-term borrowings - Note 14(b)
Interest bearing :-
- at 2.4% per annum - Note 14(c)	$283,865	$567,729
- at 14.4% per annum	22,005	-

	305,870	567,729
Less: current maturities	(283,865)	(284,598)

	$22,005	$283,131

Notes :-

a. The weighted-average interest rate on short-term borrowings as of December 31, 2009 and December 31, 2008, were 9.28% and 9.25%, respectively.

b. Long-term borrowings were repayable as follows :-

	As of December 31,
	2009	2008

Within one year	$283,865	$284,598
After one year but within two years	22,005	283,131

	$305,870	$567,729

c. The amount represents a loan from Financial Bureau, Songxi County of the PRC through an entrusted loan arrangement with a bank.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

14.           Secured borrowings (Cont'd)

As of December 31, 2009, the Company's banking facilities were composed of the following :-

		Amount
Facilities granted	Granted	utilized	Unused

Secured bank loans	$6,951,380	$6,951,380	$-

The secured borrowings were secured by the following :-

(i)   The Company's assets with following carrying values :-

	As of December 31,
	2009	2008

Property, plant and equipment (Note 10)	$9,272,656	$5,037,829
Land use rights (Note 11)	709,024	724,547
Inventories (Note 7)	1,995,120	2,259,180

	$11,976,800	$8,021,556

(ii)    Guarantees executed by third parties;
(iii)   Guarantees executed by Mr. Zhan and Liufeng Zhou, Mr. Zhan's spouse; and
(iv)   Guarantees executed by certain staff of the Company.

During the reporting periods, there was no covenant requirement under the banking facilities granted to the Company.

15.           Loans from third parties

	As of December 31,
	2009	2008

Interest bearing - Note 15(a)	$733,500	$220,050
Non interest bearing	204,353	220,050

	$937,853	$440,100

a.   Interest bearing at a fixed rate of 4.5% to 24% per annum.
b.  All the loans from third parties are unsecured and repayable on demand or within one year.

16.           Capital

The Company is a non-joint capital stock corporation and therefore the capital stock, consistent with most of the PRC corporations, are not divided into a specific number of shares having a stated nominal amount.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

17.           Statutory reserve

In accordance with the relevant laws and regulations of the PRC, it is required that not less than 10% of its net income (the percentage is upon approval from the board of directors' meeting), after offsetting any prior years' losses, for PRC tax reporting purpose to the statutory reserve.

When the balance of such reserve reaches 50% of the registered capital, any further appropriation is optional.  Upon approval from the board of directors of the Company, the statutory reserve can mainly be used to offset accumulated losses or increase capital.

18.           Earnings per share

Earnings per share are not presented because the Company's capital are not divided into number of shares (Note 16).  Also, the Company had no dilutive instruments.

19.           Defined contribution plan

The Company has a defined contribution plan for all qualified employees in the PRC.  The employer and its employees are each required to make contributions to the plan at the rates specified in the plan.  The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the statements of income and comprehensive income.  The Company recorded defined contribution plan expenses of $135,734 and $148,528 for the years ended December 31, 2009 and 2008 respectively.

20.           Commitments and contingencies

Capital commitment

As of December 31, 2009, the Company had no capital commitments.

Operating lease commitment

The Company leases certain land lease contracts under operating leases. The future minimum lease payments under non-cancelable operating leases are as follows at December 31, 2009 :-

2010	$2,602,165
2011	2,602,165
2012	2,602,165
2013	2,602,165
2014	2,602,165
Thereafter	47,646,620

$60,657,445

Rental expense for operating leases amounted to $2,075,020 and $1,980,242 for the years ended December 31, 2009 and 2008, respectively, and have been recorded in cost of sales and inventories.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

21.           Segment information

The Company uses the "management approach" in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company's chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company's reportable segments.  Management, including the chief operating decision maker, reviews operating results solely by monthly fresh produce and processed produce and operating results of the Company and, as such, the Company has determined that the Company has two operating segments as defined by ASC 280, "Segments Reporting" (previously SFAS 131): Fresh produce and processed produce.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on reportable operating segments' gross profit. There is no inter-segment sales or transfers during the year ended December 31, 2009 and 2008. Management does not track segment assets and, therefore, segment assets information is not presented.

	Fresh produce		Processed produce		Total
	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2009	2008	2009	2008	2009	2008

Revenue from external customers	$31,962,654	$20,432,505	$7,841,445	$5,342,842	$39,804,099	$25,775,347
Segment profit	$11,651,199	$7,624,341	$1,673,283	$428,785	$13,324,482	$8,053,126

A reconciliation is provided for unallocated amounts relating to corporate operations which is not included in the segment information.

	Year ended December 31,
	2009	2008

Total consolidated revenue	$39,804,099	$25,775,347

Total profit for reportable segments	$13,324,482	$8,053,126
Unallocated amounts relating to operations:-
Administrative expenses	(721,723)	(463,096)
Selling expenses	(269,726)	(270,354)
Government grant income	205,254	72,075
Other net income (loss)	100,026	(101,573)
Net finance cost	(423,736)	(470,435)

Income before income taxes	$12,214,577	$6,819,743

During the reporting periods, no individual customer represented 10% or more of the Company's consolidated revenue.

Fujian Yada Group Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

21.           Segment information (Cont'd)

All of the Company's long-live assets are located in the PRC. Geographic information about the revenues, which are classified based on the customers, is set out as follows :-

	Year ended December 31,
	2009	2008

PRC	$34,273,309	$21,441,492
Japan	5,530,790	4,333,855

Total	$39,804,099	$25,775,347

22.           Related party transactions

Apart from the transactions as disclosed in notes 2, 13 and 14 to the consolidated financial statements, the Company had no other material transactions with its related parties during the years ended December 31, 2009 and 2008.

23.           Subsequent events

The Company evaluated all events or transactions that occurred after December 31, 2009 and has determined that there is no material recognizable nor subsequent events or transactions which would require recognition or disclosure in the consolidated financial statements.

Fujian Yada Group Co., Ltd.
Condensed Consolidated Financial Statements
Three and six months ended June 30, 2010 and 2009

Fujian Yada Group Co., Ltd.
Condensed Consolidated Statements of Income and Comprehensive Income
For the three and six months ended June 30, 2010 and 2009
(Stated in US Dollars)

	Three months ended		Six months ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2010	2009	2010	2009

Sales revenue	$9,996,162	$4,789,430	$32,651,068	$19,178,279
Cost of sales	(7,134,882)	(3,981,159)	(22,924,662)	(15,173,279)

Gross profit	2,861,280	808,271	9,726,406	4,005,000

Operating expenses
Administrative expenses	343,027	169,126	618,470	458,386
Selling expenses	393,192	68,036	586,443	110,911

	736,219	237,162	1,204,913	569,297

Income from operations	2,125,061	571,109	8,521,493	3,435,703
Government grant income	14,189	-	30,739	11,726
Other (loss) income – net	(84,060)	(44,075)	150,862	274,291
Net finance costs - Note 9	(125,964)	(120,644)	(362,949)	(231,517)

Income before income taxes	1,929,226	406,390	8,340,145	3,490,203
Income taxes - Note 8	191,672	131,235	(167,530)	181,374

Net income	$2,120,898	$537,625	$8,172,615	$3,671,577

Other comprehensive income
Foreign currency translation adjustments	123,536	(1,539)	125,595	(16,109)

Total comprehensive income	$2,244,434	$536,086	$8,298,210	$3,655,468

See the accompanying notes to condensed consolidated financial statements

Fujian Yada Group Co., Ltd.
Condensed Consolidated Balance Sheets
As of June 30, 2010 and December 31, 2009
(Stated in US Dollars)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$3,505,751	$420,801
Restricted cash - Note 4	590,378	658,390
Trade receivables, net – Note 5	8,941,434	8,647,949
Other receivables, prepayments and deposits - Note 6	5,736,452	5,552,065
Inventories - Note 7	16,510,088	14,821,239
Deferred tax assets	193,419	181,566

Total current assets	35,477,522	30,282,010
Property, plant and equipment, net - Note 10	9,951,881	9,317,588
Land use rights - Note 11	704,042	709,024

TOTAL ASSETS	$46,133,445	$40,308,622

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$3,754,653	$2,397,675
Bills payable - Note 4	854,340	1,085,580
Receipts in advance	177,923	1,199,127
Loans from third parties - Note 15	957,450	937,853
Other payables and accrued expenses - Note 12	1,909,655	1,514,191
Amounts due to related parties - Note 13	267,689	3,650,031
Income tax payable	210,921	145,730
Secured short-term borrowings - Note 14	6,952,560	6,645,510
Current maturities of secured long-term borrowings - Note 14	307,121	283,865
Deferred tax liabilities	16,209	-

Total current liabilities	15,408,521	17,859,562
Deferred tax liabilities	27,775	28,116
Secured long-term borrowings - Note 14	-	22,005

TOTAL LIABILITIES	15,436,296	17,909,683

COMMITMENTS AND CONTINGENCIES - Note 17

STOCKHOLDERS’ EQUITY
Capital	3,910,000	3,910,000
Additional paid-in capital	2,412	2,412
Statutory reserve	2,279,570	2,183,139
Accumulated other comprehensive income	946,798	821,203
Retained earnings	23,558,369	15,482,185

TOTAL STOCKHOLDERS’ EQUITY	30,697,149	22,398,939

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$46,133,445	$40,308,622

See the accompanying notes to condensed consolidated financial statements

Fujian Yada Group Co., Ltd.
Condensed Consolidated Statements of Stockholders’ Equity
(Unaudited)
(Stated in US Dollars)

				Accumulated
		Additional		other
		paid-in	Statutory	comprehensive	Retained
	Capital	capital	reserve	income	earnings	Total

Balance, December 31, 2009	$3,910,000	$2,412	$2,183,139	$821,203	$15,482,185	$22,398,939
Foreign currency translation
adjustments	-	-	-	125,595	-	125,595
Net income	-	-	-	-	8,172,615	8,172,615
Appropriation to
statutory reserve	-	-	96,431	-	(96,431)	-

Balance, June 30, 2010	$3,910,000	$2,412	$2,279,570	$946,798	$23,558,369	$30,697,149

See the accompanying notes to condensed consolidated financial statements

Fujian Yada Group Co., Ltd.
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2010 and 2009
(Stated in US Dollars)
	Six months ended June 30, (Unaudited)
	2010	2009
Cash flows from operating activities
Net income	$8,172,615	$3,671,577
Adjustments to reconcile net income to net cash provided by
operating activities :-
Depreciation and amortization	257,880	207,559
Gain on disposal of property, plant and equipment	(50,210)	-
Deferred taxes	4,624	(181,374)
Unrealized loss (gain) of forward exchange contracts	176,593	(267,051)
(Reversal of) provision for obsolete inventories	(178,766)	73,885
(Reversal of) provision for doubtful debts	(163,760)	193,332
Changes in operating assets and liabilities :-
Trade receivables	(93,287)	(7,151,738)
Other receivables, prepayments and deposits	(600,199)	515,657
Inventories	(1,442,723)	(2,140,370)
Trade payables	1,341,593	9,388,089
Restricted cash held as collateral for forward exchange contracts	-	(11,139)
Receipts in advance	(1,021,859)	(3,280,436)
Other payables and accrued expenses	482,297	609,305
Income tax payable	64,328	(11,360)

Net cash flows provided by operating activities	6,949,126	1,615,936

Cash flows from investing activities
Payments to acquire property, plant and equipment	(861,747)	(2,013,889)
Proceeds from disposal of property, plant and equipment	236,171	-

Net cash flows used in investing activities	(625,576)	(2,013,889)

Cash flows from financing activities
Proceeds from secured borrowings	5,383,523	5,122,622
Repayments of secured borrowings	(5,104,812)	(2,997,357)
Increase (decrease) in loans from third parties	15,696	(88,968)
Increase (decrease) in restricted cash held as collateral for bills payable	70,411	(102,597)
(Decrease) increase in bills payable	(234,704)	293,140
Deemed distributions relating to the Reorganization - Note 2	-	(256,725)
Repayments to related parties	(3,383,201)	(1,301,287)

Net cash flows (used in) provided by financing activities	(3,253,087)	668,828

Effect of foreign currency translation on cash and cash equivalents	14,487	(243)

Net increase in cash and cash equivalents	3,084,950	270,632
Cash and cash equivalents - beginning of period	420,801	82,521

Cash and cash equivalents - end of period	$3,505,751	$353,153

Supplemental disclosures for cash flow information
Cash paid for :-
Interest, net of capitalized interest	$237,044	$164,021
Income taxes	$98,579	$11,360

Non-cash financing activity :-
Transfer of dividend payable to amounts due to related parties - Note 13	$-	$2,347,200

See the accompanying notes to Condensed Consolidated Financial Statements

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

1.           Corporate information

Fujian Yada Group Co., Ltd. (the “Company”) was established in the People’s Republic of China (the “PRC”) on February 6, 2001 as a limited liability company.  The paid up capital of Renminbi (“RMB”) 30,000,000 was held as to 97% by Youdai Zhan (“Mr, Zhan”) and 3% by Liufeng Zhou, Mr. Zhan’s spouse and was transferred to Misaky Industrial Limited, a company incorporated in Hong Kong with limited liability, on May 26,2010.  The principal activities of the Company are production and marketing of fresh and processed produce, including bamboos, bamboo shoots, cucumber, corn, mushrooms and other agricultural products.

Fujian Yaxin Food Co., Ltd. (“Yaxin”) was established in the PRC on April 2, 2007 as a limited liability company.  Before the acquisition by the Company as stated in Note 2(i), the paid up capital of RMB10,000,000 was wholly held by Mr. Zhan.  The principal activities of Yaxin are production and marketing of fresh and processed produce, including bamboos, bamboo shoots, cucumber, corn, mushrooms and other agricultural products.

Fujian Shengda Import & Export Trading Co., Ltd. (“Shengda”) was established in the PRC on June 5, 2007 as a limited liability company.  Before the acquisition by the Company as stated in Note 2(ii), the paid up capital of RMB5,000,000 was held as to 90% by Mr. Zhan and 10% by Liufeng Zhou, Mr. Zhan’s spouse.  The principal activity of Shengda is trading of the Company’s agricultural products to oversea customers.

Fujian Xinda Food Co., Ltd. (“Xinda”) was established in the PRC on February 5, 2005 as a limited liability company.  Before the acquisition by the Company as stated in Note 2(iii), the paid up capital of RMB5,000,000 was held as to 30% by Mr. Zhan and 70% by Liufeng Zhou, Mr. Zhan’s spouse.  The principal activities of Xinda are production and marketing of bamboo shoots.

2.           Reorganization

To rationalize the group structure, the Company, Yaxin, Shengda and Xinda reorganized their group structure (the “Reorganization”) as follows :-

(i)	The Company entered into two separate agreements with Mr. Zhan to acquire Mr. Zhan’s 90% and 10% equity interest in Yaxin on April 10, 2008 and October 26, 2009 respectively at cash considerations of RMB9,000,000 (equivalent to $1,320,300) and RMB1,000,000 (equivalent to $146,700) respectively, equivalent to the paid up capital of Yaxin.

(ii)	The Company entered into two separate agreements with Mr. Zhan and his spouse, Liufeng Zhou to acquire their 100% equity interest in Shengda on April 8, 2008 and October 26, 2009 respectively at cash considerations of RMB4,500,000 (equivalent to $660,150) and RMB500,000 (equivalent to $73,350), equivalent to the paid up capital of Shengda.

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

2.	Reorganization (Cont’d)

(iii)
On March 23, 2008, the Company entered into an agreement with Mr. Zhan and his spouse, Liufeng Zhou to acquire their 95% equity interest of Xinda at a cash consideration of RMB475,000 (equivalent to $69,683), equivalent to the then Xinda’s 95% paid up capital of RMB500,000. On October 26, 2009, the Company acquired their remaining 5% equity interest of Xinda at a cash consideration of RMB250,000 (equivalent to $36,675), equivalent to the then Xinda’s 5% paid up capital of RMB5,000,000.

The aggregate cash consideration of $2,306,858 paid to Mr. Zhan and his spouse, Liufeng Zhou are deemed distributions in connection of the Reorganization. Upon the completion of Reorganization on October 26, 2009, Yaxin, Shengda and Xinda became the wholly owned subsidiaries of the Company.

3.           Summary of significant accounting policies

Basis of consolidation and presentation

Before and immediately after the completion of Reorganization, the Company, Yaxin, Shengda and Xinda are under the common control of Mr. Zhan and his spouse, Liufeng Zhou. Accordingly, accounting for recapitalization is adopted for the preparation of condensed consolidated financial statements to present the combined results of operations and financial position of the Company, Yaxin, Shengda and Xinda as if the current group structure, which means that Yaxin, Shengda and Xinda are wholly owned subsidiaries of the Company, had been in existence at the beginning of the reporting period.

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) including the instructions to Form 10-Q and Regulation S-X.  Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from these statements pursuant to such rules and regulation and, accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements and should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2009.

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The condensed consolidated financial statements include the financial statements of the Company and its subsidiaries.  All significant inter-company balances and transactions have been eliminated in consolidation.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and cash equivalents, restricted cash, trade receivables and other receivables, prepayment and deposits.  As of June 30, 2010 and December 31, 2009, substantially all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which the management believes are of high credit quality.  With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Concentration of credit risk (cont’d)

As of June 30, 2010, the Company did not have any balance of gross trade receivables due from individual customer that represented 10% or more of the Company’s gross trade receivables.

As of December 31, 2009, except for a receivable balance from one customer which represents 12% of gross trade receivables, no any other single customer’s receivable balance was considered to be large enough to pose a significant credit risk to the Company.

Fair value of financial instruments

The Company adopted ASC 820 (previously Statement of Financial Accounting Standards (“SFAS”) No. 157) on January 1, 2008. The adoption of ASC 820 did not materially impact the Company’s financial position, results of operations or cash flows.

ASC 820 requires the disclosure of the estimated fair value of financial instruments. The carrying amounts of the financial assets and liabilities approximate to their fair values due to short maturity of such instruments.

Derivative financial instruments

The Company accounts for derivative financial instruments in accordance with the Topic ASC 815 “Derivatives and Hedging”. The topic requires the Company to recognize the value of derivative instruments as either assets or liabilities in the condensed consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated as a hedge and qualifies as part of a hedging relationship.

The Company enters into foreign currency forward exchange contracts (“forward exchange contracts”) to manage its exposure to the foreign currency exchange risk related to the trade receivable denominated in Japanese Yen (“JPY”). The Company does not enter into forward exchange contracts for trading or speculative purposes. In accordance with US GAAP, the forward exchange contracts are considered as “derivatives not designated as hedging instruments”. Therefore, the foreign exchange contracts are recorded at fair value, with the gain or loss on these transactions recorded in the condensed consolidated statements of income and comprehensive income within “other (loss) income - net” in the period in which they occur. As of June 30, 2010 and December 31, 2009, the Company had outstanding forward exchange contracts to sell totaling JPY467,000,000 and JPY500,000,000 respectively with maturities of less than one year.

Fair value measurements

When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. The Company uses the following three levels of inputs in determining the fair value of the Company’s assets and liabilities, focusing on the most observable inputs when available :-

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont’d)

Fair value measurements (cont’d)

Level 1              -         Quoted prices in active markets for identical assets or liabilities.

Level 2              -         Observable inputs other than quoted prices in active markets for identical assets or liabilities.

Level 3              -         Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

The following items recorded or measured at fair value on a recurring basis in the accompanying condensed consolidated financial statements were based on the use of Level 2 inputs as of June 30, 2010 and December 31, 2009 :-

	Included in the following items of condensed consolidated balance sheets	Total fair value measurement as of
		June 30, 2010 (Unaudited)	December 31, 2009 (Audited)
Derivative financial assets - forward exchange contracts	Other receivables, prepayments and deposits	$4,596	$24,902

Derivative financial liabilities - forward exchange contracts	Other payables and accrued expenses	$325,483	$167,877

	Included in the following items of condensed consolidated statements of income	Three months ended June 30,		Six months ended June 30,
		2010 (Unaudited)	2009 (Unaudited)	2010 (Unaudited)	2009 (Unaudited)
Realized gain (loss) recorded - forward exchange contracts	Other (loss) income - net	$4,456	$(7,165)	$(2,339)	$3,161
Unrealized (loss) gain recorded - forward exchange contracts	Other (loss) income - net	(215,438)	(38,961)	(176,593)	267,051
Total (loss) gain recorded		$(210,982)	$(46,126)	$(178,932)	$270,212

The Company estimates the fair value of forward exchange contracts on a quarterly basis by obtaining market quotes of spot and forward rates for contracts with similar terms, adjusted where necessary for maturity differences. There were no changes in valuation techniques during the six months ended June 30, 2010 and 2009.

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

Accounting for Transfers of Financial Assets (Included in amended Topic ASC 860 “Transfers and Servicing”, previously SFAS No. 166, “Accounting for Transfers of Financial Assets - an Amendment of Financial Accounting Standard Board (“FASB”) Statement No. 140.”). The amended topic addresses information a reporting entity provides in its financial statements about the transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. Also, the amended topic removes the concept of a qualifying special purpose entity, limits the circumstances in which a transferor derecognizes a portion or component of a financial asset, defines participating interest and enhances the information provided to financial statement users to provide greater transparency. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and was effective for us as of January 1, 2010. The adoption of this amended topic has no material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities - Amended (Included in amended Topic ASC 810 “Consolidation”, previously SFAS 167 “Amendments to FASB Interpretation No. 46(R)”). The amended topic requires an enterprise to perform an analysis to determine the primary beneficiary of a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. The amended topic also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and was effective for us as of January 1, 2010. The adoption of this amended topic has no material impact on the Company’s financial statements.

The FASB issued Accounting Standards Update (ASU) No. 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force.” This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU update on the Company’s financial statements.

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

3.           Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

The FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends ASC Topic 820 to require the following additional disclosures regarding fair value measurements: (i) the amounts of transfers between Level 1 and Level 2 of the fair value hierarchy; (ii) reasons for any transfers in or out of Level 3 of the fair value hierarchy and (iii) the inclusion of information about purchases, sales, issuances and settlements in the reconciliation of recurring Level 3 measurements. ASU 2010-06 also amends ASC Topic 820 to clarify existing disclosure requirements, requiring fair value disclosures by class of assets and liabilities rather than by major category and the disclosure of valuation techniques and inputs used to determine the fair value of Level 2 and Level 3 assets and liabilities. With the exception of disclosures relating to purchases, sales, issuances and settlements of recurring Level 3 measurements, ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009. The disclosure requirements related to purchases, sales, issuances and settlements of recurring Level 3 measurements will be effective for financial statements for annual reporting periods beginning after December 15, 2010.  The management is in the process of evaluating the effect of disclosure requirements related to purchases, sales, issuances and settlements of recurring Level 3 measurements on its financial statements and results of operation and is currently not yet in a position to determine such effects.

The FASB issued ASU No. 2010-02, “Consolidation (Topic 810) Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification”. This amendment affects entities that have previously adopted Topic 810-10 (formally SFAS 160). It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The adoption of this ASU update has no material impact on the Company’s financial statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements, which amends FASB ASC Topic 855, Subsequent Events. The update provides that SEC filers, as defined in ASU 2010-09, are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. The update also requires SEC filers to evaluate subsequent events through the date the financial statements are issued rather than the date the financial statements are available to be issued. The Company adopted ASU 2010-09 upon issuance. The adoption of this ASU update has no material impact on the Company’s financial statements.

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

4.           Restricted cash and bills payable

Restricted cash as of June 30, 2010 and December 31, 2009 consist of the following :-

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Bank deposits held as collateral for forward exchange contracts	$326,711	$325,381
Bank deposits held as collateral for bills payable	263,667	333,009

	$590,378	$658,390

When the Company intends or is requested to settle its suppliers by issuance of bills, it is required to place deposits with banks equal to 30% - 40% of the bills amount at the time of issuance. The bills payable was also guaranteed by third parties.  These deposits will be used to settle the bills at maturity.

When the Company enters into forward exchange contracts with the bank, it is required to place deposits with reference to the nominal amount. These deposits will be used to settle loss on the forward exchange contracts or return to the Company at the earlier of maturity date or exercise date.

5.           Trade receivables, net
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Trade receivables	$8,965,497	$8,835,685
Less : Allowance for doubtful accounts	(24,063)	(187,736)

Balance at end of period	$8,941,434	$8,647,949

Trade receivables with carrying value of $75,867 as of June 30, 2010 was pledged as collateral under certain loan agreements (see Note 14). No trade receivables have been pledged as of December 31, 2009.

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

6.           Other receivables, prepayments and deposits
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Prepayments	$5,299,349	$4,797,800
Derivative financial assets - forward exchange contracts - Note 3	4,596	24,902
VAT tax recoverable	-	418,895
Other receivables	432,507	310,468

	$5,736,452	$5,552,065

7.           Inventories
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Raw materials and packaging materials	$39,455	$700,487
Bamboo and other growing crops	9,841,976	7,929,141
Finished goods	6,687,850	6,429,341

	16,569,281	15,058,969
Less: Provision for obsolete inventories	(59,193)	(237,730)

	$16,510,088	$14,821,239

As of June 30, 2010 and December 31, 2009, the inventories with carrying amount of $2,268,420 and $1,995,120 were pledged as collateral under certain loan agreements (see Note 14).

8.           Income taxes

Pursuant to the new PRC’s enterprise income tax (“EIT”) law, the Company, Yaxin, Xinda and Shengda are subject to EIT at the statutory rate of 25%.  In addition, the Company’s profits generated from its fresh produce, which have been qualified as agriculture product under the EIT law, are exempted from EIT.

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

9.           Net finance costs

Details of finance costs are summarized as follows :-

	Three months ended		Six months ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009

Total interest cost incurred	$74,591	$121,137	$237,044	$238,191
Less: Interest capitalized	-	(34,601)	-	(74,170)

Net interest cost	74,591	86,536	237,044	164,021
Other finance costs	51,373	34,108	125,905	67,496

	$125,964	$120,644	$362,949	$231,517

10.           Property, plant and equipment, net
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Cost :-
Buildings	$9,243,363	$9,204,350
Plant and machinery	2,164,713	1,597,492
Motor vehicles	54,310	54,088
Electronic equipment	119,378	98,515
Leasehold improvements	161,163	-

	11,742,927	10,954,445
Accumulated depreciation	(1,791,046)	(1,636,857)

Net	$9,951,881	$9,317,588

During the reporting periods, depreciation charge is included in :-

	Three months ended		Six months ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009

Cost of sales and overheads of inventories	$75,791	$80,649	$153,507	$159,967
Selling expenses	11,451	453	11,904	907
Administrative expenses	42,460	23,844	84,620	38,931

	$129,702	$104,946	$250,031	$199,805

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

10.           Property, plant and equipment, net (Cont’d)

As of June 30, 2010 and December 31, 2009, buildings and plant and machinery with carrying amount of $9,075,963 and $9,272,656 were pledged as collateral under certain loan arrangements, respectively (Note 14).

During the six months ended June 30, 2010, property, plant and equipment with net book value of $185,961 were disposed of at a consideration of $236,171, resulting in a gain of $50,210.  There was no disposal during the six months ended June 30, 2009.

For the six months ended June 30, 2009, the Company capitalized interest of $74,191 to the cost of property, plant and equipment.  There was no capitalized interest during the six months ended June 30, 2010.

11.           Land use rights
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Land use rights	$779,342	$776,168
Accumulated amortization	(75,300)	(67,144)

	$704,042	$709,024

The Company obtained the right from the relevant PRC land authority for a period of fifty years to use the land on which the office premises, production facilities and warehouse of the Company are situated.  As of June 30, 2010 and December 31, 2009, all land use rights were pledged as collateral under certain loan arrangements (Note 14).

During the six months ended June 30, 2010 and 2009, amortization amounted to $7,849 and $7,754 respectively. During the three months ended June 30, 2010 and 2009, amortization amounted to $3,933 and $3,877 respectively.   The estimated amortization expense for each of the five succeeding years is approximately $16,000 each year.

12.           Other payables and accrued expenses

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Withholding tax payable - Note 13	$586,800	$586,800
Pension payable	425,296	333,229
Derivative financial liabilities - forward exchange contracts - Note 3	325,483	167,877
VAT payable	178,825	-
Salaries payable	65,167	106,534
Accrued audit fee	29,460	161,370
Other payables	298,624	158,381

	$1,909,655	$1,514,191

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

12.           Other payables and accrued expenses (Cont’d)

Pension payable represents accrued staff medical, industry injury claims, labor and unemployment insurances, all of which are third parties insurance and the insurance premiums are based on certain percentage of salaries.  The obligations of the Company are limited to those premiums contributed by the Company.

13.           Amounts due to related parties

The amounts represent amounts due to Mr. Zhan and Liufeng Zhou, Mr. Zhan’s spouse, and are interest-free, unsecured and repayable on demand.

On March 21, 2009, the company declared a dividend of RMB20,000,000 (equivalent to $2,934,000), of which $2,347,200 was transferred to amounts due to related parties in accordance with a loan agreement entered into between Mr. Zhan, and Liufeng Zhou, Mr. Zhan’s spouse and the Company.  The remaining balance of $586,800, representing withholding tax on dividend declared in accordance with PRC Tax Law, was included in other payables and accrued expenses (Note 12).

14.           Secured borrowings
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Secured short-term borrowings - Note 14(a)	$6,952,560	$6,645,510
Current maturities of secured long-term borrowings	307,121	283,865

	$7,259,681	$6,929,375

Secured long-term borrowings - Note 14(b)
Interest bearing :-
- at 2.4% per annum - Note 14(c)	$285,026	$283,865
- at 14.4% per annum	22,095	22,005

	307,121	305,870
Less: current maturities	(307,121)	(283,865)

	$-	$22,005

Notes :-
a.	The weighted-average interest rate on short-term borrowings as of June 30, 2010 and December 31, 2009, were 5.71% and 9.28%, respectively.

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

14.           Secured borrowings (Cont’d)

b.     Long-term borrowings were repayable as follows :-

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Within one year	$307,121	$283,865
After one year but within two years	-	22,005

	$307,121	$305,870

c.     The amount represents a loan from Financial Bureau, Songxi County of the PRC through an entrusted loan arrangement with a bank.

As of June 30, 2010, the Company’s banking facilities were composed of the following :-

		Amount
Facilities granted	Granted	Utilized	Unused

Secured bank loans	$7,259,681	$7,259,681	$-

The secured borrowings were secured by the following :-

(i)          The Company’s assets with following carrying values :-
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Property, plant and equipment (Note 10)	$9,075,963	$9,272,656
Trade receivable (Note 5)	75,867	-
Land use rights (Note 11)	704,042	709,024
Inventories (Note 7)	2,268,420	1,995,120

	$12,124,292	$11,976,800

(ii)         Guarantees executed by third parties;
(iii)        Guarantees executed by Mr. Zhan and Liufeng Zhou, Mr. Zhan’s spouse; and
(iv)        Guarantees executed by certain staff of the Company.

During the reporting periods, there was no covenant requirement under the banking facilities granted to the Company.

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

15.           Loans from third parties

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Interest bearing - Note 15(a)	$736,500	$733,500
Non-interest bearing	220,950	204,353

	$957,450	$937,853

a.           Interest bearing at a fixed rate of 9% to 24% per annum.

b.           All the loans from third parties are unsecured and repayable on demand or within one year.

16.           Defined contribution plan

The Company has a defined contribution plan for all qualified employees in the PRC.  The employer and its employees are each required to make contributions to the plan at the rates specified in the plan.  The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the statements of income and comprehensive income.  The Company recorded defined contribution plan expenses of $104,870 and $60,414 for the six months ended June 30, 2010 and 2009 respectively.

17.           Commitments and contingencies

Capital commitment

As of June 30, 2010 and December 31, 2009, the Company had no capital commitments.

Operating lease commitment

The Company leases certain land lease contracts under operating leases. The future minimum lease payments under non-cancelable operating leases are as follows at June 30, 2010 :-

2011	$2,742,384
2012	2,736,913
2013	2,693,675
2014	2,612,807
2015	2,612,807
Thereafter	46,535,091

$59,933,677

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

17.          Commitments and contingencies (Cont’d)

Operating lease commitment (cont’d)

Rental expense for operating leases amounted to $1,169,276 and $1,020,760 for the six months ended June 30, 2010 and 2009, respectively, have been recorded in cost of sales and inventories.

Rental expense for operating leases amounted to $591,303 and $510,007 for the three months ended June 30, 2010 and 2009, respectively, have been recorded in cost of sales and inventories.

18.           Segment information

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments.  Management, including the chief operating decision maker, reviews operating results solely by monthly fresh produce and processed produce and operating results of the Company and, as such, the Company has determined that the Company has two operating segments as defined by ASC 280, “Segments Reporting” (previously SFAS 131): Fresh produce and processed produce.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on reportable operating segments’ gross profit. There is no inter-segment sales or transfers during the three and six months ended June 30, 2010 and 2009. Management does not track segment assets and, therefore, segment assets information is not presented.

	Fresh produce		Processed produce		Total
	Six months ended June 30, (Unaudited)		Six months ended June 30, (Unaudited)		Six months ended June 30, (Unaudited)
	2010	2009	2010	2009	2010	2009

Revenue from external customers	$22,503,208	$17,335,186	$10,147,860	$1,843,093	$32,651,068	$19,178,279
Segment profit (loss)	$6,997,500	$4,296,544	$2,728,906	$(291,544)	$9,726,406	$4,005,000

	Fresh produce		Processed produce		Total
	Three months ended June 30, (Unaudited)		Three months ended June 30, (Unaudited)		Three months ended June 30, (Unaudited)
	2010	2009	2010	2009	2010	2009

Revenue from external customers	$7,192,129	$3,730,514	$2,804,033	$1,058,916	$9,996,162	$4,789,430
Segment profit (loss)	$1,950,213	$970,521	$911,067	$(162,250)	$2,861,280	$808,271

Fujian Yada Group Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

18.           Segment information (Cont’d)

A reconciliation is provided for unallocated amounts relating to corporate operations which are not included in the segment information.

	Three months ended June 30, (Unaudited)		Six months ended June 30, (Unaudited)
	2010	2009	2010	2009

Total consolidated revenue	$9,996,162	$4,789,430	$32,651,068	$19,178,279

Total profit for reportable segments	$2,861,280	$808,271	$9,726,406	$4,005,000
Unallocated amounts relating to operations :-
Administrative expenses	(343,027)	(169,126)	(618,470)	(458,386)
Selling expenses	(393,192)	(68,036)	(586,443)	(110,911)
Government grant income	14,189	-	30,739	11,726
Other (loss) income - net	(84,060)	(44,075)	150,862	274,291
Net finance costs	(125,964)	(120,644)	(362,949)	(231,517)

Income before income taxes	$1,929,226	$406,390	$8,340,145	$3,490,203

All of the Company’s long-live assets are located in the PRC. Geographic information about the revenues, which are classified based on the customers, is set out as follows :-

	Three months ended June 30, (Unaudited)		Six months ended June 30, (Unaudited)
	2010	2009	2010	2009

PRC	$9,211,665	$3,818,353	$30,862,767	$17,683,322
Japan	784,497	971,077	1,788,301	1,494,957

Total	$9,996,162	$4,789,430	$32,651,068	$19,178,279

During the reporting periods, no individual customer represented 10% or more of the Company’s consolidated revenue.

19.           Related party transactions

Apart from the transactions as disclosed in notes 13 and 14 to the condensed consolidated financial statements, the Company had no other material transactions with its related parties during the six months ended June 30, 2010 and 2009.

20.	Subsequent events

The Company evaluated all events or transactions that occurred after June 30, 2010 and has determined that there is no material recognizable nor subsequent events or transactions which would require recognition or disclosure in the condensed consolidated financial statements.